UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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SOUTHWALL TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUTHWALL TECHNOLOGIES INC.
3975 East Bayshore Road
Palo Alto, California 94303

                  , 2004

Dear Stockholder:

On February 24, 2004, we announced that we had entered into an agreement with Needham & Company, Inc., a U.S. investment banking, securities and asset management firm, certain of its affiliates and Dolphin Asset Management, a New York-based asset management firm. The agreement amended and restated an agreement entered into among the parties on December 18, 2003. Pursuant to the original agreement and the amended and restated agreement, we consummated a series of related transactions resulting in:

•       the issuance and sale to Needham, its affiliates and Dolphin of convertible notes in an aggregate principal amount of $4,500,000, which are convertible into shares of our series A convertible preferred stock at a conversion price of $1.00 per share and are secured by a pledge of shares of a portion of the shares of our German subsidiary;

•       the establishment of a revolving line of credit with Pacific Business Funding, or PBF, providing for borrowing availability up to $3,000,000, guaranteed by Needham;

•       in connection with the establishment of the revolving line of credit and the agreement to forbear from exercising remedies in connection with defaults under other credit agreements between us and PBF, the issuance to PBF of warrants exercisable for an aggregate of 360,000 shares (subject to adjustment) of the our common stock, at an exercise price per share equal to $.01; and

•       the issuance to Needham, its affiliates and Dolphin of warrants exercisable for up to 13,964,838 shares (subject to adjustment) of the our common stock, at an exercise price per share equal to $.01, in connection with the issuance of the convertible notes, in consideration of Needham’s guarantee, and pursuant to anti-dilution provisions triggered by our arrangements with our creditors.

We undertook these transactions to address our urgent need to raise additional cash, and, without them, we believe we would have been required to file for bankruptcy. We believe that these transactions will provide us with additional time in seeking to achieve production qualification for new products for the electronic display market and may assist us in seeking to achieve quarterly cash break-even by the end of 2004.

Accordingly, I am pleased to invite you to attend an annual meeting of stockholders on                , 2004 at 9:00 a.m., at our principal executive offices at 3975 East Bayshore Road, Palo Alto, California, to consider an amendment of our charter to increase the number of shares of capital stock we have authorized for issuance in order to allow us to be able to fulfill our contractual obligations and issue all of the shares of common stock issuable in the event of conversion the convertible notes and exercise of the warrants that we issued in connection with the transactions described above, as well as other future equity issuances, including those pursuant to our equity compensation plans. If the charter amendment is not approved, we will not have a sufficient number of shares of common stock available to meet all of our possible obligations to issue shares of common stock and could be subject to legal action by the holders of these rights, and we will be required to repay the entire principal amount of $4,500,000 under the convertible notes plus interest to the holders of the notes 45 days following the annual meeting.

In addition, we will seek stockholder approval to amend our 1997 Stock Incentive Plan and to approve our 1998 Stock Plan for Employees and Consultants, as amended. We are proposing to amend these plans to increase the number of shares available for issuance from 2,150,000 to 6,150,000 in the case of the 1997 plan and from 1,150,000 to 2,400,000 in the case of the 1998 plan, and to make certain other changes to these plans, including to eliminate the evergreen provisions that automatically on the first day of each year have increased the number of shares available for issuance under the plans. We believe the amendments to the plans will help us to restore the competitiveness of our compensation programs. We view the amendments to the plans as critical to our ability to attract, motivate and retain the types of key employees and non-employee directors who our essential to our growth and success.

After careful review, the Board of Directors has unanimously determined that the increase in the number of authorized shares of our capital stock, as well as the other matters for which we are seeking approval at the annual meeting, are in the best interests of Southwall Technologies and its stockholders. Therefore, the Board recommends that you vote to approve each of the proposals to be considered at the annual meeting.

As a stockholder, you have the opportunity to voice your opinion on the proposals. Your vote is important. Even if you plan to attend the annual meeting, please be sure to complete, sign and return the proxy card in the enclosed, postage-prepaid envelope as promptly as practicable. You may revoke your proxy at any time before it is exercised at the annual meeting or vote your shares personally if you attend the annual meeting.

Attached are a Notice of Annual Meeting of Stockholders and a Proxy Statement containing a discussion of the proposals. We urge you to read this material carefully.

Thank you in advance for your participation and prompt attention.

/s/ THOMAS G. HOOD

Sincerely,
Thomas G. Hood
President and Chief Executive Officer

SOUTHWALL TECHNOLOGIES INC.
3975 East Bayshore Road
Palo Alto, California 94303

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on             , 2004

To the stockholders of Southwall Technologies Inc.:

The Board of Directors of Southwall Technologies Inc. has called a annual meeting to seek stockholder approval of a proposed amendment to Southwall’s charter and other matters listed below.

Each of the matters submitted to our stockholders at the annual meeting is described in more detail in the accompanying proxy statement. We encourage you to read the proxy statement, including the appendixes, in its entirety. The details of the annual meeting are as follows:

Date:	, 2004
Time:	9:00 a.m., local time
Place:	Our principal executive offices at 3975 East Bayshore Road, Palo Alto, California
Items of Business:	At the annual meeting, you and our other stockholders will be asked to:
	1.	elect directors to serve for the ensuing year;
	2.	approve an amendment to our certificate of incorporation to increase:
• the number of authorized shares of common stock from 20,000,000 to 50,000,000, and
• the total number of authorized shares of capital stock from 25,000,000 to 55,000,000;
	3.	approve an amendment to our 1997 Stock Incentive Plan;
	4.	approve our 1998 Stock Plan for Employees and Consultants, as amended; and

	5.	transact such other business as may properly come before the meeting or any adjournment.
Record Date:	You may vote at the annual meeting if you were a stockholder of record at the close of business on May 12, 2004.
Proxy Voting:

Your vote is important. You may vote on these matters in person or by proxy. We ask that you complete and return the enclosed proxy card promptly-whether or not you plan to attend the annual meeting-in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the annual meeting in accordance with your wishes. You can revoke your proxy at any time prior to its exercise by written notice received by us, by delivering to us a duly executed proxy bearing a later date, or by attending the annual meeting and voting your shares in person.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this document, passed upon the fairness or merits of these transactions, or passed upon the accuracy or adequacy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This notice, the attached proxy statement and form of proxy card are first being mailed to our stockholders beginning on or about             , 2004.

/s/ MAURY AUSTIN

By Order of the Board of Directors

Maury Austin
Secretary

Palo Alto, California
             , 2004

If you have any questions about the proposals, including the procedures for voting your shares, please contact Maury Austin at (650) 962-9111.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON                   , 2004

i

ii

PROXY STATEMENT SUMMARY

We have included the following summary of our recent financing transaction that gives rise to the need to increase the number of shares of our authorized common stock and related matters to provide background information about the proposals to be presented at the annual meeting. You are encouraged to read this entire proxy statement, including the appendixes. This summary is qualified in its entirety be the full text of this proxy statement, including the appendixes.

Annual Meeting (see discussion beginning at page 7)

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders or any adjournment or postponement of the annual meeting. The annual meeting will be held at 9:00 a.m., local time, on             ,             2004, at our principal executive offices located at 3975 East Bayshore Road, Palo Alto, California. You may vote at the annual meeting if you were a stockholder of record at the close of business on May 12, 2004, the record date for the annual meeting.

Background of Financing (see discussion beginning at page 17)

During 2003, we experienced a significant decline in sales, which led to a significant deterioration in our working capital position, which raised concerns about our ability to fund our operations, continue as a going concern and meet our obligations.

On October 8, 2003, our management reviewed the revenue forecast for the fourth quarter of 2003 and determined that the anticipated sales for the quarter would not generate enough cash flow to continue operations through the end of the quarter. Management presented its findings to our Board of Directors on October 10, 2003, and the directors instructed our management team to develop an emergency restructuring plan to improve our cash flow and to obtain new financing.

The primary elements of management’s restructuring plan included:

•       Shutting down a majority of our domestic manufacturing and transferring that production to our Dresden, Germany facility;

•       Undertaking a series of staggered layoffs;

•       Arranging new payment terms with major creditors and vendors to extend or reduce our payment obligations;

•       Accelerating our cash collections;

•       Reducing our operating expenses and inventory levels;

•       Minimizing our capital expenditures; and

•       Seeking new sources of financing.

We also began to solicit and receive proposals from potential investors and lenders. We evaluated a variety of alternatives to raise additional capital, as well as alternatives to restructure our upcoming payment obligations without raising additional capital. Our access to the traditional capital markets was, and continues to be, constrained, however, by a number of factors, including our financial position and results of operations, as well as the risks described in our filings with the SEC. As a result, we concluded that a private equity investment was the most attractive alternative to continue as a going concern.

We received and evaluated three financing proposals, including the Needham & Company, Inc., or Needham, proposal, which is described in further detail below. One proposal consisted of an initial offer to purchase up to $3.0 million of our common stock, in two tranches, at a price equal to 70% of the average closing price of our common stock on the Nasdaq National Market during the 10 days preceding the closing dates. The initial tranches would have consisted of $2.0 million of our common stock, with the additional $1.0 million of common stock to have been purchased at the option of the investor within 18 months of the closing of the initial tranche. In addition, the investor would have received warrants for approximately 6,000,000 shares of our common stock, exercisable for five years at a per share exercise price equal to 110% of the closing price of our common stock on the Nasdaq National Market as of the business day prior the closing of the initial equity tranche. Another proposal contemplated the issuance of a $2.0 million letter of credit to Pacific Business Funding, or PBF, against which we would have been able to borrow under our existing domestic factoring agreement with PBF.

After reviewing and seeking to negotiate revisions to all of the proposals submitted, the Board unanimously determined on November 10, 2003 to proceed with the Needham offer, primarily because the Board believed that the amount of cash that we would have received under each of the two other proposals would have been insufficient to meet our short-term operational cash flow requirements.

Summary of the Financing (see discussion beginning on page 17)

On December 18, 2003, to raise cash to fund our operations and continue as a going concern, we entered into an investment agreement with Needham & Company, Inc., Needham Capital Partners II, L.P., Needham Capital Partners II (Bermuda), L.P., Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P., Needham Capital Partners III (Bermuda), L.P., and Dolphin Direct Equity Partners, LP, collectively the Investors. Under the terms of the investment agreement, Needham & Company, Inc. agreed to issue guarantees of our new line of credit facility in two separate tranches of $2.25 million and $750,000, respectively, and the Investors agreed to purchase shares of our Series A 10% Cumulative Convertible Preferred Stock, par value $.001 per share, or the Series A shares, in two separate tranches of $1.5 million and $3.0 million, respectively. The new borrowings and the purchase of each equity tranche were subject to certain conditions, including, among other things, the receipt of concessions by us from creditors and landlords, the completion by us of certain restructuring actions and the achievement of cash flow break-even. Needham executed a guarantee of up to $2.25 million of our indebtedness under the new line of credit facility on December 18, 2003, and received a warrant to purchase 941,115 shares of our common stock, approximately 7.5% of our total shares currently outstanding. On January 15, 2004, Needham increased its guarantee of our obligations under the new line of credit by $750,000 and received an additional warrant to purchase 941,115 shares of common stock. A further description of the terms of all warrants is set forth below.

On February 20, 2004, the parties amended and restated the investment agreement to provide that we would issue and sell to the Investors an aggregate of $4.5 million of our convertible notes in one tranche instead of Series A shares in two separate tranches. A further description of the convertible notes is set forth below. In connection with the sale of the convertible notes, on February 20, 2004, we issued warrants to the Investors to purchase a total of 1,694,007 shares of our common stock, approximately 13.5% of our total shares currently outstanding. Under the investment agreement, and as further described in the “Anti-Dilution Protection” section below, we were also required to issue warrants to the Investors for an additional 10,388,601 shares of our common stock, approximately 82.8% of our total shares currently outstanding, pursuant to anti-dilution provisions in the investment agreement that were triggered by the issuance of debt and equity by us as part of the restructuring of our obligations to creditors.

Reasons for the Financing (see discussion on page 20)

In the short-term, the financing is intended to enable us to fund our operations, continue as a going concern and meet our financial obligations, as they become due. In addition, the financing will strengthen our balance sheet by increasing our liquidity and working capital.

The net proceeds from the financing, after payment of expenses associated with the financing, have been and will be used to settle payment disputes with and restructure some of our obligations to creditors, purchase raw materials and pay salaries and rent.

Summary of Current Ownership by Investors (see discussion on page 19)

Following completion of the financing, based on securities outstanding as of March 28, 2004, the following convertible securities and warrants are held by the Investors:

•       if Needham and its affiliated entities were to exercise all of their warrants and convert all of their Series A shares (issuable upon conversion of their convertible notes), while maintaining their current ownership of approximately 2,200,067shares of common stock, then Needham and its affiliated entities would own approximately 15,166,764 shares of our common stock, or about 59.4% of the total shares outstanding, including such issuances to Needham and its affiliates but excluding outstanding warrants and Series A shares held by other Investors; and

•       if Dolphin Direct Equity Partners, LP were to exercise all warrants and convert all of its Series A shares (issuable upon conversion of its convertible notes), then Dolphin would own approximately 5,498,141 shares of our common stock, or about 30.5% of the total shares outstanding, including such issuances to Dolphin but excluding outstanding warrants and Series A shares held by other Investors.

In addition, the convertible notes held by the Investors accrue interest 10% per year, compounded daily, payable each December 31st, which interest is also convertible into Series A shares, and the Series A shares are entitled to a cumulative dividend of 10% per year, accruing daily, payable at the discretion of the Board, which dividends are convertible into common stock.

Material Terms of the Convertible Notes (see discussion beginning on page 21)

In connection with the investment agreement, we issued convertible notes in an aggregate principal amount of $4.5 million to the Investors. The convertible notes:

•       are convertible, at each holder’s option, into our Series A shares at a conversion price of $1.00 per share (subject to adjustment);

•       accrue interest at an annual rate of 10%, compounded daily, payable each December 31, which interest if accrued but unpaid is also convertible into Series A shares;

•       are secured by a pledge of a portion of the stock of our subsidiary, Southwall Europe GmbH; and

•       are due and payable on February 20, 2009 or earlier under certain circumstances. For instance, the failure of our stockholders to approve Proposal 2 (the amendment of our charter) will result in the acceleration of the convertible notes.

In addition, so long as any of the convertible notes are outstanding, the approval of the holders of a majority of the convertible notes will be required to effect certain corporate actions. The convertible notes are subordinate to the credit facilities with our senior lender, PBF.

Material Terms of the Series A Convertible Preferred Stock (see discussion beginning on page 22)

Dividends on Series A Shares.   Each of the Series A shares will have a stated value of $1.00 and will be entitled to a cumulative dividend of 10% per year, payable at the discretion of the Board of Directors. Dividends on the Series A shares shall accrue daily commencing on the date of issuance and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. Accumulated dividends, when and if declared by the Board, will be paid in cash.

Restrictions.   So long as any Series A shares are outstanding, unless all accrued dividends on all Series A shares have been paid, we are generally prohibited from redeeming or purchasing (or setting aside any monies for the redemption or purchase of) any capital stock ranking junior to the Series A shares in respect of dividends or liquidation preference and paying or declaring any cash dividend or making any cash distribution upon any capital stock ranking junior to the Series A shares in respect of dividends or liquidation preference.

General Voting Rights.   Except as described below or as otherwise provided by law, the holders of Series A shares have no voting rights. The approval of the holders of a majority of the Series A shares voting separately as a class will be required to effect certain corporate actions, including the authorization or issuance of shares having preferences or priorities superior to or on a parity with any rights of the Series A shares; the reclassification of any shares into shares having preferences or priorities superior to or on a parity with any rights of the Series A shares; the authorization or issuance of any obligations convertible into or exchangeable for any shares having preferences or priorities superior to or on a parity with any rights of the Series A shares; declaring or paying dividends on or making any distributions with respect to our common stock; increasing or decreasing the authorized number of Series A shares; amending our certificate of incorporation or bylaws to alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series A shares; increasing the number of shares of common stock reserved for issuance under our stock option plans; engaging in any transaction constituting a liquidation or dissolution of Southwall, the sale of all or substantially all of our assets, or the acquisition of Southwall by another entity; or making any material change to our line of business.

Liquidation Preference.   Upon a liquidation or dissolution of Southwall, the holders of Series A shares are entitled to be paid a liquidation preference out of assets legally available for distribution to our stockholders before any payment may be made to the holders of common stock. The liquidation preference is equal to the stated value of the Series A shares, which is $1.00 per share, plus any accumulated but unpaid dividends. Mergers, the sale of all or substantially all of our assets, or the acquisition of Southwall by another entity and certain other similar transactions may be deemed to be liquidation events for these purposes.

Conversion.   Each of the Series A shares is convertible into common stock at any time at the option of the holder. Each of the Series A shares is convertible into a number of shares of common stock equal to the sum of its stated value plus any accumulated but unpaid dividends, divided by the conversion price of the Series A shares. The conversion price of the Series A shares is $1.00 per share and is subject to adjustment in the event of any stock dividend, stock split, reverse stock split or combination affecting such shares. The Series A shares also have anti-dilution protection that adjusts the conversion price downwards using a weighted-average calculation in the event we issue certain additional securities at a price per share less than the closing price per share of our common stock on the Nasdaq National Market or any other stock exchange on which our common stock is listed. Each Series A share is initially convertible into one share of common stock.

If the closing price of our common stock on the Nasdaq National Market or any other stock exchange on which our common stock is listed is $4.00 or more per share (subject to appropriate adjustment if a stock split, reverse split or similar transaction is effected) for 30 consecutive days, all outstanding Series A shares shall automatically be converted into common stock.

Redemption.   The Series A shares are not redeemable.

Material Terms of the Warrants (see discussion beginning on page 23)

Investor Warrants.   In connection with the investment agreement, we issued warrants (including warrants issued to the Investors as anti-dilution protection for the issuance of debt and equity by us as part of the restructuring of our obligations to creditors) to the Investors that may be exercised to acquire up to

13,964,838 shares of common stock at an initial exercise price of $0.01 per share. The number of shares and the exercise price are subject to appropriate adjustment in the event of stock splits, reverse stock splits and the granting of a stock dividend on our outstanding common stock. These warrants will be exercisable for cash or through a “cashless exercise” feature. The warrants are exercisable immediately and have a term of approximately five years.

Upon the reclassification of our common stock or a capital reorganization, each holder of these warrants has the right to receive the same amount and kind of securities, cash or property upon exercise as it would have been entitled to receive had it been the owner of the shares of common stock underlying the warrants at the time of such transaction. Upon a merger or consolidation, a transfer of all or substantially all of our voting securities, or the sale of all or substantially all of our assets, the warrants will terminate if they have not been previously exercised. The holders of the warrants have registration rights under the registration rights agreement described below.

PBF Warrants.   In connection with the credit facilities with our senior lender, PBF, we issued warrants to PBF that may be exercised to acquire up to 360,000 shares of common stock at an initial exercise price of $0.01 per share. The terms of these warrants are generally the same as the terms of the warrants issued to the Investors.

Other Proposals (see discussions beginning on pages 13, 27 and 34)

In addition to soliciting stockholder approval of the proposed amendment to our charter to increase our authorized shares, our Board of Directors is requesting approval of several other proposals.

We propose to have the stockholders approve amendments to our 1997 Stock Incentive Plan and our 1998 Stock Plan for Employees and Consultants, as amended. We believe that our future success depends significantly on our ability to provide incentives to new and existing employees and to outside directors in the form of equity grants. To attract, retain and motivate employees, Board members and consultants, it is important for us to be able to provide appropriate periodic equity incentives, especially in light of our recent financial difficulties and related restructurings. Although we have over 3,000,000 options currently outstanding, all of them have exercise prices that are in excess (and in many cases significantly in excess) of the recent trading prices of our common stock, and, therefore, we believe that those outstanding options do not provide the incentive that new options priced at current market prices would. Stockholder approval of the amendments to the 1997 Plan and of the 1998 Plan, as amended, will allow us to continue to make these periodic grants. In addition, the amendments to the plans would eliminate the evergreen provisions that automatically on the first day of each year increase the number of shares available for issuance under the plans.

Voluntary Delisting from Nasdaq (see discussion beginning on page 26)

Effective March 26, 2004, we voluntarily de-listed from the Nasdaq National Market, and, after trading on the pink sheets, on May 6, 2004, we began trading on the Over-the-Counter Bulletin Board market. Due to the structure of the transaction contemplated by the investment agreement, we were no longer in compliance with certain Nasdaq listing requirements. We felt that a voluntary delisting from Nasdaq and a move to the Over-the-Counter Bulletin Board Market would provide the best option to our shareholders by retaining liquidity in our common stock.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you and incorporate into this proxy statement by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are intended to be covered by the safe harbors created by those laws. In addition, from time to time we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or future performance.

Forward-looking statements are statements that are not historical in nature and include those that use the words “may,” “will,” “should,” “expects,” “anticipates,” contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar words. In evaluating these forward-looking statements, you should consider various factors, including the competitive environment of our business and the performance of financial markets and general economic conditions. These and other factors, including those contained in our public filings, may cause actual results and events to differ materially from any forward-looking statement. The forward-looking statements represent our estimates as of the date on which we filed this proxy statement with the Securities and Exchange Commission, or the SEC.

Forward-looking statements are only predictions and by their nature are subject to risks, uncertainties and assumptions. The forward-looking events discussed in this proxy statement, the documents to which we refer you and incorporate by reference into this proxy statement and other statements made from time to time by us or our representatives may not occur, and actual events and results may differ materially. Accordingly, you are cautioned not to place undue reliance on any forward-looking statements. Moreover, we assume no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that might affect the forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

We have included the following discussion of the matters to be presented at the annual meeting to provide summary answers to some of the questions that you might have about the annual meeting and the proposals to be presented to our stockholders at the annual meeting. You are encouraged to read the entire proxy statement, including the appendixes. The information below is qualified in its entirety by the full text of this proxy statement and the attached appendixes.

About the Annual Meeting

Q.              Why did Southwall send me this proxy statement?

A.              We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the annual meeting, including any adjournment or postponement of the annual meeting. The annual meeting will be held at 9:00 a.m., local time, on             ,             , 2004, at our principal executive offices located at 3975 East Bayshore Road, Palo Alto, California.

•       This PROXY STATEMENT summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote.

•       The PROXY CARD is the means by which you actually authorize the persons named in the proxy card to vote your shares in accordance with your instructions.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about                   , 2004.

Q.              What is a proxy and how does it work?

A.              We are asking for your proxy. Giving your proxy means that you authorize the persons named in the proxy to vote your shares at the annual meeting in the manner that you direct, or if you do not provide directions with respect to a proposal, in the manner recommended by the Board of Directors in this proxy statement. You may direct the proxy holders to vote for or against a proposal or to abstain from voting.

Q.              Who is soliciting proxies on behalf of Southwall?  Who pays the expenses of the proxy solicitation?

A.              Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We have also retained a proxy solicitor, The Altman Group, to assist in the solicitation of proxies for the annual meeting at an estimated cost to us of between $10,000 and $15,000, plus reimbursement of reasonable expenses. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares.

Q.              What proposals am I being asked to approve as a Southwall stockholder?

A.              We are asking for you to approve the following proposals, each of which is more fully described in the proxy statement:

Proposal 1	the election of directors to serve for the ensuing year.
Proposal 2

the amendment of our certificate of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000, and the total number of authorized shares of capital stock from 25,000,000 to 55,000,000.

Proposal 3

the approval of an amendment of our 1997 Stock Incentive Plan to increase the number shares reserved for issuance thereunder from 2,150,000 to 6,150,000 and to make certain other changes to the plan, including to eliminate the evergreen provision that automatically on the first day of each year has increased the number of shares available for issuance under the plan by 250,000.

Proposal 4

the approval of our 1998 Stock Plan for Employees and Consultants, as amended to increase the number of shares reserved for issuance thereunder from 1,150,000 to 2,400,000 and to make certain other changes to the plan, including to eliminate the evergreen provision that automatically on the first day of each year has increased the number of shares available for issuance under the plan by 150,000.

Q.              Who may vote at the annual meeting?

A.              Only holders of our common stock at the close of business on the record date, May 12, 2004, are entitled to receive notice of, and to vote their shares at, the annual meeting. As of the record date, there were issued and outstanding 12,548,192 shares of common stock. At the annual meeting, you will be entitled to one vote for each share of common stock you held on the record date.

Q.              How do I vote?

A.              You may vote your shares at the annual meeting in person or by proxy:

•        TO VOTE IN PERSON, you must attend the annual meeting, and then complete and submit the ballot provided at the annual meeting.

•        TO VOTE BY PROXY, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the annual meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the annual meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares in favor of the proposal described in this proxy statement. If any other business properly comes before the annual meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Q.              What if a broker holds my shares in “street name”?

A.              If your shares are held in “street name” by a broker or other nominee, your broker or other nominee will not be able to vote your shares prior to the annual meeting (whether in person or otherwise) unless you have given your broker or other nominee instructions to vote your shares on the proposals described in this proxy statement. You should instruct your broker or other nominee to vote your shares by following the procedure provided by your broker or other nominee. You may also attend the annual meeting and vote in person. If you elect to vote in person, however, you must bring to the annual meeting a legal proxy from the broker or other nominee authorizing you to vote the shares.

Q.              What will happen if I do not give my broker or other nominee instructions on how to vote my shares?

A.              If your shares are held in “street name,” your broker or other nominee will be prohibited under applicable regulations from using its discretion to vote your shares on the proposals to approve the amendment to our charter, to approve the amendments to the 1997 Plan and to approve the 1998 Plan. If your broker or other nominee instructs us that you have not provided instructions on how to vote on those proposals, your shares will be treated as “broker non-votes” with respect to those proposals. However, even if you do not give your broker or other nominee instructions as to how to vote on the other proposals described in this proxy statement, your broker or other nominee may be entitled to use its discretion in voting your shares in accordance with industry practice.

Q.              May I revoke my proxy?

A.              Yes. Even if you complete and return a proxy, you may revoke it at any time before it is exercised by taking one of the following actions:

•        send written notice that you wish to revoke your proxy to Maury Austin, our corporate Secretary, at our address set forth in the Notice of Annual Meeting appearing before this proxy statement;

•        send us another signed proxy with a later date; or

•        attend the annual meeting, notify Mr. Austin that you are present, and then vote in person.

If, however, you elect to vote in person at the annual meeting and a broker or other nominee holds your shares, you must bring to the annual meeting a legal proxy from the broker or other nominee authorizing you to vote the shares.

Q.              How many shares must be present in person or by proxy to transact business at the annual meeting?

A.              Our by-laws require that shares representing a majority of the votes entitled to be cast by the holders of common stock outstanding on the record date be present in person or by proxy at the annual meeting to constitute a quorum to transact business with regard to each of the proposals. Shares as to which holders abstain from voting as to a particular matter and broker non-votes will be counted in determining whether there is a quorum of stockholders present at the annual meeting.

Q.              How many votes are required to approve the approvals?

A.              The votes necessary to approve each of the proposals is as follows:

•        Election of Directors. The six nominees receiving the highest number of votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast.

•        Amendment of the charter. The affirmative vote of a majority of the common stock outstanding on the record date is required to approve the amendment to our certificate of incorporation.

•        Amendments of our 1997 Stock Incentive Plan and our 1998 Stock Plan for Employees and Consultants. The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve the amendment to our 1997 Plan and our 1998 Plan.

Abstentions and broker non-votes will not be counted as votes in favor of a proposal, and will also not be counted as votes cast or shares voting on such proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting with respect to Proposals 1 (election of directors), 3 (amendment to 1997 Plan) and 4 (1998 Plan), because each of those proposals requires an affirmative vote of a majority of the shares of common stock present or represented by proxy. Abstentions and broker non-votes, however, will have the effect of negative votes with respect to Proposal 2 (the amendment of our charter), because that proposal requires the affirmative vote of the holders of a majority of all outstanding shares of common stock.

Q.              What if additional proposals are presented at the annual meeting?

A.              If other proposals are properly presented at the annual meeting for consideration, the persons named in the proxy card will have the discretion to vote on those proposals for you. As of the date of the mailing of this proxy statement, we do not know of any other proposals to be presented at the annual meeting.

Q.              Whom can I contact for more information regarding the proxy materials or voting my shares?

A.              If you have any additional questions about the proposals in this proxy statement, you should contact Maury Austin, our Chief Financial Officer, by telephone at (650) 962-9111 or by e-mail to maustin@southwall.com.

About the Proposals

Q.              Why is Southwall proposing to amend its charter to increase the number of authorized shares?

A.              Under Delaware corporate laws, we are required to obtain approval from our stockholders to amend our charter to increase the number of shares authorized for issuance. After taking into consideration our current outstanding equity obligations, together with our obligations under the investment agreement and related documents in connection with the financing described in this proxy statement, our Board of Directors has unanimously determined that it is necessary to increase the number of shares of common stock authorized for issuance by 30,000,000. Currently, we do not have authorized a sufficient number of shares of common stock to cover the maximum number of shares we would be required to issue if the holders of all of our outstanding convertible notes, warrants and options sought to convert and exercise, as applicable, those instruments into common stock. If our stockholders do not approve the charter amendment, the convertible notes will become due and payable and holders of our options, warrants and convertible notes may bring legal suits against us if they seek to exercise or convert, as applicable, such instruments and we do not have sufficient shares available. If such lawsuits were brought and were successful, there could be a material adverse effect on our financial position and results of operations, including the possibility that Southwall would need to file for bankruptcy. Furthermore, we have agreed, pursuant to the terms of the investment agreement to call a meeting of our stockholders to vote on the increase in our authorized capital stock

Q.              How many shares of common stock will be available for issuance under the charter if the charter amendment is approved after giving effect to shares outstanding and shares reserved for issuance pursuant to outstanding options, warrants, convertible notes and stock plans.

A.              If our stockholders approve the charter amendment, we expect to have approximately 10,400,000 shares of common stock that are not outstanding or reserved for issuance pursuant to outstanding options, warrants and convertible notes. The additional authorized shares would be available for issuance from time to time in the discretion of the Board, without further stockholder action except as may be required for a particular transaction by applicable law or other policies. Of those additional authorized shares, approximately 5,150,000 would be reserved for issuance to cover shares underlying options available but unissued under our option plans.

Q.              What other alternatives did Southwall explore prior to entering into this financing?

A.              During 2003, we experienced a significant deterioration in our working capital position, which has raised concerns about our ability to fund our operations and continue as a going concern in the short term and our ability to meet obligations coming due over the next few years.

On October 8, 2003, our management reviewed the revenue forecast for the fourth quarter of 2003 and determined the anticipated sales for the quarter would not generate enough cash flow to continue operations through the end of the quarter. Management presented its findings to our Board of Directors on October 10, 2003, and the directors instructed our management team to develop an emergency restructuring plan to improve our cash flow and to obtain new financing.

The primary elements of management’s restructuring plan included:

•        Shutting down a majority of our domestic manufacturing and transferring that production to our Dresden, Germany facility;

•        Undertaking a series of staggered layoffs;

•        Arranging new payment terms with major creditors and vendors to extend or reduce our payment obligations;

•        Accelerating our cash collections;

•        Reducing our operating expenses and inventory levels;

•        Minimizing our capital expenditures; and

•        Seeking new sources of funding.

We also began to solicit and receive proposals from potential investors and lenders. We evaluated a variety of public and private market alternatives to raise additional capital, as well as alternatives to restructure our upcoming payment obligations without raising additional capital. Our access to the traditional capital markets was, and continues to be, constrained, however, by a number of factors, including our financial position and results of operations, as well as the risks described in our filings with the SEC. As a result, we concluded that a private equity investment was the most attractive alternative to continue as a going concern.

We received and evaluated three financing proposals, including the Needham proposal, which is described in further detail below. One proposal consisted of an initial offer to purchase up to $3.0 million of our common stock, in two tranches, at a price equal to 70% of the average closing price of our common stock on the Nasdaq National Market during the 10 days preceding the closing dates. The initial tranches would have consisted of $2.0 million of our common stock, with the additional $1.0 million of common stock to have been purchased at the option of the investor within 18 months of the closing of the initial tranche. In addition, the investor would have received warrants for approximately 6,000,000 shares of our common stock, exercisable for five years at a per share exercise price equal to 110% of the closing price of our common stock on the Nasdaq National Market as of the business day prior the closing of the initial equity tranche. Another proposal contemplated the issuance of a $2.0 million letter of credit to PBF, against which we would have been able to borrow under our existing domestic factoring agreement with PBF. After reviewing and seeking to negotiate revisions to all of the proposals submitted, the Board unanimously determined to proceed with the Needham offer, primarily because the Board believe that the amount of cash that we would have received under each of the two other proposals would have been insufficient to meet our short-term operational cash flow requirements.

Q.              What percentages of Southwall do Needham and its affiliates and Dolphin own as a result of the financing?

A.              As a result of the consummation of the transactions contemplated by the investment agreement, based on securities outstanding as of March 28, 2004, the following convertible securities and warrants are held by the Investors:

•        if Needham and its affiliated entities were to exercise all of their warrants and convert all of their Series A shares (issuable upon conversion of their convertible notes), while maintaining their current ownership of approximately 2,200,067shares of common stock, then Needham and its affiliated entities would own approximately 15,166,764 shares of our common stock, or about 59.4% of the total shares outstanding, including such issuances to Needham and its affiliates but excluding outstanding warrants and Series A shares held by other Investors.

•        if Dolphin Direct Equity Partners, LP were to exercise all warrants and convert all of its Series A shares (issuable upon conversion of its convertible notes), then Dolphin would own approximately 5,498,141 shares of our common stock, or about 30.5% of the total shares outstanding, including such issuances to Dolphin but excluding outstanding warrants and Series A shares held by other Investors.

In addition, the convertible notes held by the Investors accrue interest 10% per year, compounded daily, payable each December 31st, which interest is also convertible into Series A shares, and the Series A shares are entitled to a cumulative dividend of 10% per year, accruing daily, payable at the discretion of the Board, which dividends are convertible into common stock.

Q.              Will the transactions contemplated pursuant to the investment agreement affect Southwall’s reported earnings per share?

A.              Yes. The increase in the number of shares outstanding will result in lower earnings per share. Although we expect to incur a loss each quarter through at least the third quarter of 2004, if we have a profitable quarter, we expect that, based on securities outstanding as of March 28, 2004, earnings per share on a fully-diluted basis will be diluted by approximately 60% to 65%, compared to earnings per share on a fully-diluted basis had the financing and related transactions not been consummated.

Q.              How will we spend the $4,500,000 raised from the sale of the convertible notes?

A.              After deducting approximately $500,000 in professional fees related to the financing and restructuring, the net proceeds of the financing were approximately $4,000,000. We applied the net proceeds as follows:

•        approximately $2,200,000 was spent during February and March of 2004, in the normal course of our business for general corporate purposes, including purchases of raw materials, payments to subcontractors and suppliers of approximately $1,000,000, payroll costs of approximately $800,000, and rent and lease payments;

•        approximately $800,000 was paid between February 24, 2004 and March 30, 2004, to Judd Properties, LLC, the landlord of our Palo Alto executive offices and manufacturing facilities, in connection with the settlement and restructuring of our lease obligations to Judd Properties, LLC; and

•        approximately $1,000,000 has been put up to support a letter of credit in favor of Judd Properties as security for our obligations to depart from and properly restore the property pursuant to our settlement and restructuring with Judd. We have agreed with Judd that, following stockholder approval of the amendment to our charter (Proposal 2), we may substitute a warrant exercisable for 1,437,396 shares of our common stock for the letter of credit as security for our obligations, in which event we will have access to the $1,000,000 that currently supports the letter of credit. We expect that that $1,000,000, if we were to substitute the warrant as security for our obligations to Judd, would be used for working capital and general corporate purposes.

Q.              Will there be any adverse consequences to Southwall if the stockholders do not approve Proposal 2?

A.              If we do not obtain stockholder approval of Proposal 2, we will be unable to meet our obligations to issue shares of capital stock under the investment agreement, and we will be required to repay the aggregate principal amount of $4,500,000 under the convertible notes plus interest to the holders of the convertible notes 45 days following the annual meeting. If the holders of the convertible notes were to demand payment following a failure to approve the charter amendment, there would be an event of default under our senior loan agreements, and it is highly unlikely that we would be able to repay or refinance the amounts then due under the convertible notes and our senior loan obligations. In such an event, Southwall might be required to file for bankruptcy. In addition, without the proceeds from the convertible notes, the amount of capital available to us for general working purposes will be severely limited and we will not be able to fund our operations, service our existing debt obligations or continue as a going concern. In the likely event we are unable to secure an alternative financing plan, we will become insolvent and be required to file for bankruptcy protection. Furthermore, there can be no assurances that we will not be sued by the holders of our options, warrants or convertible notes if we do not have enough authorized shares of common stock to make the required issuances if they seek to exercise or convert those securities, as applicable.

PROPOSAL 1
ELECTION OF DIRECTORS

There are currently eight members of our Board of Directors. The Board has fixed the number of directors for the ensuing year at six and has nominated for such positions the six people listed below, other than Bruce M. Jaffe and Robert C. Stempel, who have decided not to stand for reelection to the Board. As a condition to the Investors investments under the investment agreement, we placed George Boyadjieff on our Board of Directors as Chairman. Noriyuki Nakamura resigned as a director in February 2004. The persons named in the enclosed proxy card as proxies will vote to elect each of the nominees unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. Each of the six nominees has agreed to serve, but if any of them shall become unable or unwilling to serve, the proxies, unless authority has been withheld as to such nominee, may be voted for election of a substitute nominee designated by our Board of Directors or the Board may reduce the number of directors. Proxies may not be voted for more than six persons.

There are no family relationships among any of our executive officers or directors.

The following information as of the date of this proxy statement is furnished with respect to each director and nominee for election as a director. The information presented includes information each director and nominee has given us about his age, all positions he holds with us, his principal occupation and business experience during the past five years, and the names of other publicly-held companies of which he serves as a director. Information about the number of shares of common stock beneficially owned by each director or nominee, directly and indirectly, as of March 28, 2004, appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age
William A. Berry(2)	65
George Boyadjieff, Chairman(3)	65
Thomas G. Hood	48
Bruce M. Jaffe(1)(2)	60
Jami K. Nachtsheim(1)(3)	45
Joseph B. Reagan(1)(2)	69
Walter C. Sedgwick(1)(3)	57
Robert C. Stempel(2)	70

(1)          Member of the Compensation Committee.

(2)          Member of the Audit Committee.

(3)          Member of the Nominating and Corporate Governance Committee.

Mr. Berry has served on our Board of Directors since May 2003. Since July 2003, Mr. Berry has served as a Special Projects Manager of ERPI, the Electric Power Research Institute, a non-profit energy research organization providing science and technology-based solutions to global energy companies. From April 1997 to July 2003, Mr. Berry served as the Chief Financial Officer of EPRI. From 1992 to March 1996, Mr. Berry was the Senior Vice President and Chief Financial Officer of Compression Labs, Inc., a manufacturer of visual communications systems based on digital technology, and from 1989 to 1992 was the President of Optical Shields, Inc. Mr. Berry worked at Raychem Corporation from 1967 until 1988, where he was a Corporate Vice President and Chief Administrative Officer from 1985 to 1988. He is a director of FAFCO, Inc., a manufacturer of solar pool heating systems. Mr. Berry holds a BS in industrial engineering and an MBA from Stanford University.

Mr. Boyadjieff joined our Board of Directors as Chairman on December 19, 2003. Mr. Boyadjieff was the Chief Executive Officer of Varco International, Inc., a diversified oil service company, from 1991 through 2002, and the chairman of Board of Directors of Varco from 1998 through 2003. Mr. Boyadjieff retired from active leadership of Varco in 2003. Mr. Boyadjieff holds a BS and an MS in mechanical engineering from the University of California at Berkeley.

Mr. Hood has served as our President and Chief Executive Officer since July 1998 and as a member of our Board of Directors since March 1998. From March 1998 until July 1998, he served as Interim President and Chief Executive Officer. From July 1996 to March 1998, he served as Senior Vice President, General Manager, Energy Products Division. From January 1995 to July 1996, he was Vice President, General Manager, International Operations, and from October 1991 to January 1995, he was Vice President, Marketing and Sales. He is the inventor of record on ten of our patents. Mr. Hood has an MS degree in Mechanical Engineering from New Mexico State University and a BS in mechanical engineering from Union College.

Mr. Jaffe has served as a member of our Board of Directors since April 2003. Since November 2000, Mr. Jaffe has served on the Audit Committee and Board of Directors of Metron Technology, a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Since August 2000, Mr. Jaffe has served on the Audit Committee and Board of Directors of Pemstar, Inc., a provider of engineering, manufacturing and fulfillment services. Since April 2003, Mr. Jaffe has served as Vice President and Chief Financial Officer of LogicVision, Inc., a software developer for embedded test technology for semiconductors. From July 1997 to July 1999, Mr. Jaffe served as the Chief Financial Officer of Bell Microproducts, an international, value-added provider of high-technology products, solutions, and services to the industrial and commercial markets. From October 1967 to November 1996, Mr. Jaffe served in a variety of management positions with Bell Industries including, President, Chief Operating Officer and Chief Financial Officer. He was also a director of Bell Industries from 1981 to 1996. Mr. Jaffe holds a BS in Business Accounting from the University of Southern California.

Ms. Nachtsheim has been a member of our Board of Directors since April 2003. Ms. Nachtsheim retired in June 2000 after 20 years with Intel Corporation, a semiconductor chipmaker. Ms. Nachtsheim served in a variety of positions at Intel, most recently as Corporate Vice President of the Sales and Marketing Group and Director of Worldwide Marketing, from 1998 until her retirement. From January 2003 to December 2003, Ms. Nachtsheim served on the Board of Directors of Vixel Corporation, a creator of disruptive storage networking technologies. Ms. Nachtsheim is a graduate of Arizona State University with a bachelor degree in Business Management.

Dr. Reagan has served as a member of our Board of Directors since June 1993 and was Chairman of the Board of Directors from May 2000 until December 2003. He previously served as a director from October 1987 through May 1992. Dr. Reagan is a technology and senior management consultant to industry and to the United States Government. He retired in 1996 after 37 years with the Lockheed Martin Corporation where he was a Corporate Vice President and General Manager of the Research and Development Division of the Missiles and Space Company. Dr. Reagan holds BS and MS degrees in Physics from Boston College and a PhD in Space Science from Stanford University.

Mr. Sedgwick has served as a member of our Board of Directors since January 1979. Mr. Sedgwick has been a private investor since 1994.

Mr. Stempel has served as a member of the Company’s Board of Directors since May 2000. He is Chairman of Energy Conversion Devices, Inc. (ECD), an energy and information company headquartered in Troy, Michigan. In February 2004, Mr. Stempel was appointed Chief Executive Officer of ECD. Mr. Stempel retired as Chairman and Chief Executive Officer of General Motors Corporation in November 1992. He was named Chairman and Chief Executive Officer in August 1990. Prior to serving as Chairman, he had been President and Chief Operating Officer of General Motors since September 1987.

The Board of Directors recommends a vote “FOR” the election of all of the above nominees that are nominated for election as directors.

PROPOSAL 2
CHARTER AMENDMENT TO INCREASE
THE NUMBER OF AUTHORIZED SHARES

Overview

At the annual meeting, we will ask our stockholders to approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000. In addition, to effect this change, the total number of shares of capital stock authorized in our charter would be increased from 25,000,000 to 55,000,000.

Under Delaware corporate law, we are required to obtain approval from our stockholders to amend our charter to increase the number of shares authorized for issuance. After taking into consideration our current outstanding equity obligations, together with our obligations under the investment agreement and related documents in connection with the financing described in this proxy statement, our Board of Directors has unanimously determined that it is necessary to increase the number of shares of common stock authorized for issuance by 30,000,000. Currently, we do not have authorized a sufficient number of shares of common stock to cover the maximum number of shares we would be required to issue if the holders of all of our outstanding convertible notes, warrants and options sought to convert and exercise, as applicable, those instruments into common stock. If our stockholders do not approve the charter amendment, holders of our options, warrants and convertible notes may bring legal suits against us if they seek to exercise or convert, as applicable, such instruments and we do not have sufficient shares available. If such lawsuits were brought and were successful, there could be a material adverse effect on our financial position and results of operations, including the possibility that Southwall would need to file for bankruptcy.

In addition, if the charter amendment is not approved at the annual meeting, the convertible notes that we issued to Needham and its affiliates and Dolphin in the aggregate principal amount of $4,500,000 shall become due and payable 45 days following the date of the annual meeting. If the holders of the convertible notes were to demand payment following a failure to approve the charter amendment, there would be an event of default under our senior loan agreements, and it is highly unlikely that we would be able to repay the amounts then due under the convertible notes and our senior loan agreements. Without the proceeds from the convertible notes, the amount of capital available to us for general working purposes will be severely limited and we will not be able to fund our operations, service our existing debt obligations or continue as a going concern. In the likely event we are unable to secure an alternative financing plan, we will become insolvent and be required to file for bankruptcy.

If approved by our stockholders, the increase in authorized shares would become effective as soon as upon our filing of a certificate of amendment to our charter with the Delaware Secretary of State, which we intend to do promptly after approval of the annual meeting.

Reasons for Proposal

Our charter currently authorized us to issue up to 25,000,000 shares of capital stock, consisting of 20,000,000 shares of our common stock and 5,000,000 shares of preferred stock. Our authorized preferred stock has all been designated as Series A 10% Cumulative Convertible Preferred Stock, or Series A shares. The Series A shares, which are reserved for issuance upon conversion of our convertible notes, are described below. The table below depicts our outstanding common stock and common stock equivalents as of March 28, 2004. The percentages below are based on the actual number of shares of common stock outstanding on March 23, 2004, plus the maximum number of shares of common stock issuable upon conversion of the convertible notes and exercise of all outstanding warrants and options and shares reserved for issuance under our stock plans (as amended) (that is, 39,644,106 shares).

	Shares	Percent of Fully- Diluted Shares
Common Stock issued and outstanding(1)	12,631,072	32%
Common Stock issuable upon conversion of convertible notes(2)	4,500,000	11%
Common Stock issuable upon exercise of warrants	14,324,836	36%
Common Stock issuable upon exercise of outstanding options(3)	3,041,548	8%
Common stock available for issuance under existing stock option and stock purchase plans(4)	5,146,612	13%

(1)          Includes 82,880 shares of common stock, we have committed to issue, following the approval of our stockholders of the charter amendment, to members of our Board of Directors in lieu of cash fees to which they are otherwise entitled.

(2)          As discussed below, the convertible notes are convertible, at each holder’s option, into Series A shares, which are convertible, at each holder’s option, into shares of common stock. The number of shares in the table above assumes the conversion of the aggregate principal amount of $4,500,000 of the convertible notes but not any accrued but unpaid interest. Interest, which accrues on the convertible notes at the rate of 10% per annum, compounded daily, is payable each December 31st and is also convertible into Series A shares.

(3)          Includes options to purchase 390,000 shares we have committed to issue to George Boyadjieff, the chairman of our Board of Directors, upon the approval by our stockholders of the charter amendment.

(4)          Including the additional shares of common stock proposed to be added to our 1997 Stock Incentive Plan and 1998 Stock Plan for Employees and Consultants by Proposals 3 and 4 below.

As of March 28, 2004, the total number of our outstanding shares of common stock together with our future obligations to issue common stock (not including shares of common stock that we have reserved under our existing stock plans but do not underlie outstanding options) exceeds the number of shares we have authorized under our charter by approximately 14,500,000. Therefore, if the holders of all of our outstanding convertible notes, warrants and options seek to convert or exercise, as applicable, those instruments into shares of common stock, we will not have a sufficient number of shares of common stock available, unless we have amended our charter. If our stockholders approve the amendment to our charter, we will have approximately 10,400,000 shares of common stock available for future issuances in excess of our outstanding common stock, our future obligations to issue common stock, and other shares we have reserved for issuance under our stock plans.

The Board of Directors believes that it is very important to have available for issuance a number of authorized shares of common stock that will be available for our future corporate needs, above the number of shares required to meet our obligations described above. The additional authorized shares would be available for issuance from time to time in the discretion of the Board, without further stockholder action except as may be required for a particular transaction by applicable law or other policies. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of either equity or convertible debt, stock splits or issuances under current and future stock plans. The Board believes that these additional shares will provide us with needed flexibility to issue shares in the future without potential expenses and delays incident to obtaining stockholder approval for a particular issuance. Except to the extent of our existing obligations on the date of the mailing of this proxy statement and the matters described herein, we do not currently have any plans, understandings or agreements for the issuance or use of the additional shares of common stock to be approved under this proposal.

Financing and Related Transactions

Overview

On December 18, 2003, to raise cash to fund our operations and continue as a going concern, we entered into an investment agreement with Needham & Company, Inc., Needham Capital Partners II, L.P., Needham Capital Partners II (Bermuda), L.P., Needham Capital Partners III, L.P., Needham Capital Partners IIIA, L.P., Needham Capital Partners III (Bermuda), L.P., and Dolphin Direct Equity Partners, LP, collectively, the Investors. On February 20, 2004, we amended and restated that agreement. Under the terms of that agreement, we agreed to issue and sell $4.5 million of Secured Convertible Promissory Notes that are convertible into our Series A 10% Cumulative Convertible Preferred Stock, par value $.001 per share, or the Series A shares, at a conversion price of $1.00 per share, together with warrants initially exercisable for 13,964,836 shares of our common stock. If the Investors were to exercise all warrants and convert all Series A shares issuable to them pursuant to the terms of the investment agreement, our senior lender, Pacific Business Funding, or PBF, were to exercise all warrants currently issued to it, and our option holders were to exercise all options currently outstanding, we would have 34,497,492 shares of common stock outstanding. We currently have 20,000,000 shares of common stock authorized under our certificate of incorporation. At the annual meeting, we will seek approval of an amendment to our certificate of incorporation increasing the number of authorized shares available for issuance to a number that would allow us to meet fully our obligations to issue shares of capital stock under the investment agreement. If this Proposal 2 is not approved, the amounts due under the convertible notes will accelerate and we will not be able meet our obligations under the investment agreement. The resulting lack of capital will prevent us from funding our operations and continuing as a going concern.

This proxy statement summarizes the material terms of the convertible notes, the certificate of designation for the Series A shares and the definitive agreements relating to the financing, including the investment agreement. The form of the Amended and Restated Certificate of Designation, Preferences and Rights of Series A 10% Cumulative Preferred Stock and the Amended and Restated Investment Agreement are included as exhibits to our Current Report on Form 8-K/A, dated and filed with the SEC on March 3, 2004. You are encouraged to read all of these materials carefully. The summaries of these materials in this proxy statement are qualified in their entirety by reference to these materials.

Background

During 2003, we experienced a significant decline in sales, which led to a significant deterioration in our working capital position, which raised concerns about our ability to fund our operations, continue as a going concern and meet our obligations.

On October 8, 2003, our management reviewed the revenue forecast for the fourth quarter of 2003 and determined the anticipated sales for the quarter would not generate enough cash flow to continue operations through the end of the quarter. Management presented its findings to our Board of Directors on October 10, 2003 and the directors instructed our management team to develop an emergency restructuring plan to improve our cash flow and to obtain new financing.

The primary elements of management’s restructuring plan included:

•  Shutting down a majority of our domestic manufacturing and transferring that production to our Dresden, Germany facility;

•  Undertaking a series of staggered layoffs;

•  Arranging new payment terms with major creditors and vendors to extend or reduce our payment obligations;

•  Accelerating our cash collections;

•  Reducing our operating expenses and inventory levels;

•  Minimizing our capital expenditures; and

•  Seeking additional funding sources.

We also began to solicit and receive proposals from potential investors and lenders. We evaluated a variety of public and private market alternatives to raise additional capital, as well as alternatives to restructure our upcoming payment obligations without raising additional capital. Our access to the traditional capital markets was, and continues to be, constrained, however, by a number of factors, including the risks described in our filings with the SEC. As a result, we concluded that a private equity investment was the most attractive alternative to continue as a going concern.

We received and evaluated three financing proposals, including the Needham proposal, which is described in further detail below. One proposal consisted of an initial offer to purchase up to $3.0 million of our common stock, in two tranches, at a price equal to 70% of the average closing price of our common stock on the Nasdaq National Market during the 10 days preceding the closing dates. The initial tranches would have consisted of $2.0 million of our common stock, with the additional $1.0 million of common stock to have been purchased at the option of the investor within 18 months of the closing of the initial tranche. In addition, the investor would have received warrants for approximately 6,000,000 shares of our common stock, exercisable for five years at a per share exercise price equal to 110% of the closing price of our common stock on the Nasdaq National Market as of the business day prior the closing of the initial equity tranche. Another proposal contemplated the issuance of a $2.0 million letter of credit to PBF, against which we would have been able to borrow under our existing domestic factoring agreement with PBF.

All three proposals, including the Needham proposal, were presented to our Board of Directors. After reviewing and seeking to negotiate revisions to all of the proposals submitted, the Board unanimously determined on November 10, 2003 to proceed with the Needham & Company, Inc. offer, primarily because the Board believed that the amount of cash that we would have received under each of the two other proposals would have been insufficient to meet our short-term operational cash flow requirements. We entered into a non-binding letter of intent with Needham on November 11, 2003 to sell $3.0 million of Series A shares at a price of $1.00 per share. Needham also agreed to guarantee up to $2.0 million of additional borrowing under our existing Domestic Factoring Agreement with our senior lender, PBF. In connection with the guarantee and the sale of the Series A shares, we agreed to issue warrants to Needham exercisable for a number of shares of our common stock equal to 10% of the total shares outstanding, at a nominal exercise price, which warrants terminated by their terms upon the execution of the investment agreement described below. During the negotiations of the investment agreement, the parties agreed to increase the aggregate number of Series A shares to be sold to 4.5 million. The parties also increased the guarantee to $3.0 million and determined that it would apply to a new line of credit facility with PBF.

On December 18, 2003, we entered into the investment agreement with the Investors. Under the terms of the investment agreement, Needham agreed to issue the guarantees of our new line of credit facility in two separate tranches of $2.25 million and $750,000, respectively, and the Investors agreed to purchase the Series A shares in two separate tranches of $1.5 million and $3.0 million, respectively. The new borrowings and the purchase of each equity tranche were subject to certain conditions, including, among other things, the receipt of concessions by us from creditors and landlords, the completion by us of certain restructuring actions and the achievement of cash flow break-even at quarterly revenue levels below those of the third quarter 2003. Needham executed a guarantee of up to $2.25 million under the new line of credit facility on December 18, 2003, and received a warrant to purchase 941,115 shares of our common stock, approximately 7.5% of our total shares currently outstanding at an exercise price of $0.01 per share. On January 15, 2004, Needham executed a guarantee with respect to an additional $750,000 under the new line of credit and received an additional warrant to purchase 941,115 shares of common stock at an exercise price of $0.01 per share. A further description of the terms of all warrants is set forth below.

On February 20, 2004, the parties amended and restated the investment agreement to provide that we would issue and sell to the Investors an aggregate of $4.5 million of our convertible notes in one tranche instead of Series A shares in two separate tranches. A further description of the convertible notes is set forth below. Under the investment agreement, and as further described in the “Anti-Dilution Protection” section below, we were also required to issue additional common stock warrants to the Investors as anti-dilution protection for the issuance of debt and equity by us as part of the restructuring of our obligations to creditors. In connection with the sale of the convertible notes and honoring the Investors’ anti-dilution protection, on February 20, 2004 we issued warrants to the Investors to purchase a total of 10,388,601 shares of our common stock, at an exercise price of $0.01 per share, approximately 82.7% of our total shares currently outstanding.

Summary of Current Ownership by Investors

Following completion of the financing, based on securities outstanding as of March 28, 2004, the following convertible securities and warrants are held by the Investors:

•       if Needham and its affiliated entities were to exercise all of their warrants and convert all of their Series A shares (issuable upon conversion of its convertible notes), while maintaining their current ownership of approximately 2,200,067shares of common stock, then Needham and its affiliated entities would own approximately 15,166,764 shares of our common stock, or about 59.4% of the total shares outstanding, including such issuances to Needham and its affiliates but excluding outstanding warrants and Series A shares held by other Investors.

•       if Dolphin Direct Equity Partners, LP were to exercise all warrants and convert all of its Series A shares (issuable upon conversion of its convertible notes), then Dolphin would own approximately 5,498,141 shares of our common stock, or about 30.5% of the total shares outstanding, including such issuances to Dolphin but excluding outstanding warrants and Series A shares held by other Investors.

In addition, the convertible notes held by the Investors accrue interest 10% per year, compounded daily, payable each December 31st, which interest is also convertible into Series A shares, and the Series A shares are entitled to a cumulative dividend of 10% per year, accruing daily, payable at the discretion of the Board, which dividends are convertible into common stock.

Reasons for the Financing

In the short-term, the financing will enable us to fund our operations, continue as a going concern and meet our obligations, as they become due.

After deducting approximately $500,000 in professional fees related to the financing and restructuring, the net proceeds of the financing were approximately $4,000,000. We applied the net proceeds as follows:

•       approximately $2,200,000 was spent during February and March of 2004, in the normal course of our business for general corporate purposes, including purchases of raw materials, payments to subcontractors and suppliers of approximately $1,000,000, payroll costs of approximately $800,000, and rent and lease payments;

•       approximately $800,000 was paid between February 24, 2004 and March 30, 2004, to Judd Properties, LLC, the landlord of our Palo Alto executive offices and manufacturing facilities, in connection with the settlement and restructuring of our lease obligations to Judd Properties, LLC; and

•       approximately $1,000,000 has been put up to support a letter of credit in favor of Judd Properties as security for our obligations to depart from and properly restore the property pursuant to our settlement and restructuring with Judd. We have agreed with Judd that, following stockholder approval of the amendment to our charter (Proposal 2), we may substitute a warrant exercisable for 1,437,396 shares of our common stock for the letter of credit as security for our obligations, in which event we will have access to the $1,000,000 that currently supports the letter of credit. We expect that that $1,000,000, if we were to substitute the warrant as security for our obligations to Judd, would be used for working capital and general corporate purposes.

We believe the financing, along with our current restructuring of debt and operations and recent improvements in financial performance, will provide greater stability and position us for long-term growth.

Consequences if Stockholder Approval is Not Obtained

If we do not obtain stockholder approval of this Proposal 2, we will be unable to meet our obligations to issue shares of capital stock under the investment agreement, and we will be required to pay the aggregate principal amount of $4,500,000 under the convertible notes plus interest to the holders of the convertible notes 45 days following the annual meeting. If the holders of the convertible notes were to demand payment following a failure to approve the charter amendment, there would be an event of default under our senior loan agreements, and it is highly unlikely that we would be able to repay or refinance the amounts then due under the convertible notes and our senior loan obligations. In such an event, Southwall might be required to file for bankruptcy. In addition, without the proceeds from the convertible notes, the amount of capital available to us for general working purposes will be severely limited and we will not be able to fund our operations, service our existing debt obligations or continue as a going concern. In the likely event we are unable to secure an alternate financing plan, we will become insolvent and be required to file for bankruptcy protection.

Furthermore, there can be no assurances that we will not be sued by the holders of our options, warrants or convertible notes if we do not have enough authorized shares of common stock to make the required issuances if they seek to exercise or convert those securities, as applicable, or that those holders will not otherwise seek repayment of some or all of the amounts paid to us by them.

Principal Effects on Outstanding Common Stock

The financing will result in substantial dilution to our common stockholders. Based on securities outstanding as of March 28, 2004, our common stockholders would experience dilution of 147% if all convertible notes were converted into Series A shares and then into common stock and all warrants issued as part of the financing were exercised. Further dilution will occur if, as part of our restructuring efforts, we issue any equity or instruments exercisable or convertible into equity to any creditor, landlord, employee, director, agent or consultant. In such a situation we are required to issue additional warrants to each of the Investors in such amounts as would allow the Investors to maintain their aggregate ownership percentage (on a fully-diluted basis) as if such issuance had not occurred. Other than the dilutive effect on a stockholder’s voting power, the nature and terms of such issuances could render more difficult or discourage an attempt to obtain a controlling interest in Southwall or the removal of the incumbent Board of Directors and may discourage unsolicited takeover attempts which might be desirable to stockholders.

The issuance of additional shares of common stock will also have a dilutive effect on our earnings per share and the trading price of our outstanding common stock may be reduced as a result of such issuances. Holders of common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current holders of common stock do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

Holdings of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and to receive ratably dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore, subject to the payment of any outstanding preferential dividends declared with respect to any preferred stock that may from time to time be outstanding. Upon our liquidation, winding up or dissolution, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all of our obligations, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

Material Terms of the Secured Convertible Promissory Notes

In connection with the investment agreement, we issued convertible notes in an aggregate principal amount of $4.5 million to the Investors. The convertible notes:

•       are convertible, at each holder’s option, into our Series A shares at a conversion price of $1.00 per share;

•       accrue interest at an annual rate of 10%, compounded daily, payable each December 31, which interest if accrued but unpaid is also convertible into Series A shares;

•       are secured by a pledge of a portion of the stock of our subsidiary, Southwall Europe GmbH; and

•       are due and payable on February 20, 2009 or earlier under certain circumstances. For instance, the failure of our stockholders to approve Proposal 2 (the amendment of our charter) will result in the acceleration of the convertible notes.

In addition, so long as any of the convertible notes are outstanding, the approval of the holders of a majority of the convertible notes will be required to effect the corporate actions set forth below under “—Material Terms of the Series A Shares—General Voting Rights” of the Series A shares. The convertible notes are subordinate to the credit facilities with our senior lender, PBF.

Material Terms of the Series A Shares

Dividends on Series A Shares

Each of the Series A shares will have a stated value of $1.00 and will be entitled to a cumulative dividend of 10% per year, payable at the discretion of the Board of Directors. Dividends on the Series A shares shall accrue daily commencing on the date of issuance and shall be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends. Accumulated dividends, when and if declared by the Board, will be paid in cash.

Restrictions

So long as any Series A shares are outstanding, unless all accrued dividends on all Series A shares have been paid, we are prohibited from:

•       redeeming or purchasing any shares of our common stock (or any other capital stock ranking junior to the Series A shares in respect of dividends or liquidation preference), except the repurchase of shares of common stock held by officers, directors or employees, upon death, disability, or termination of employment;

•       paying or declaring any cash dividend or making any cash distribution upon any shares of our common stock (or any other capital stock ranking junior to the Series A shares in respect of dividends or liquidation preference); and

•       setting aside any monies for the purchase or redemption of any shares of our common stock (or any other capital stock ranking junior to the Series A shares in respect of dividends or liquidation preference), except as described above.

General Voting Rights

Except as described below or as otherwise provided by law, the holders of Series A shares have no voting rights. The approval of the holders of a majority of the Series A shares voting separately as a class will be required to effect certain corporate actions, including:

•       the authorization or issuance of shares of any class or series of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any rights of the Series A shares;

•       the reclassification of any shares of capital stock into shares having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any rights of the Series A shares;

•       the authorization or issuance of any debt or other obligations convertible into or exchangeable for any shares of stock having any preference or priority as to dividends or redemption rights, liquidation preferences, conversion rights, or voting rights, superior to or on a parity with any rights of the Series A shares;

•       declaring or paying dividends on or making any distributions with respect to our common stock;

•       increasing or decreasing the authorized number of Series A shares;

•       amending or repealing any provision of, or adding any provision to, our certificate of incorporation or bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series A shares;

•       increasing the number of shares of common stock reserved for issuance under our stock option plans, other than the annual increase currently provided in such plans and other than a further increase of not more than 1,000,000 shares;

•       engaging in any transaction or series of related transactions constituting a liquidation or dissolution of Southwall, the sale of all or substantially all of our assets, or the acquisition of Southwall by another entity; or

•       making any material change to our line of business.

Liquidation Preference

Upon a liquidation or dissolution of Southwall, the holders of Series A shares are entitled to be paid a liquidation preference out of assets legally available for distribution to our stockholders before any payment may be made to the holders of common stock. The liquidation preference is equal to the stated value of the Series A shares, which is $1.00 per share, plus any accumulated but unpaid dividends. Mergers, the sale of all or substantially all of our assets, or the acquisition of Southwall by another entity and certain other similar transactions may be deemed to be liquidation events for these purposes.

Conversion

Each of the Series A shares is convertible into common stock at any time at the option of the holder. Each of the Series A shares is convertible into a number of shares of common stock equal to the sum of its stated value plus any accumulated but unpaid dividends, divided by the conversion price of the Series A shares. The conversion price of the Series A shares is $1.00 per share and is subject to adjustment in the event of any stock dividend, stock split, reverse stock split or combination affecting such shares. The Series A shares also have anti-dilution protection that adjusts the conversion price downwards using a weighted-average calculation in the event we issue certain additional securities at a price per share less than the closing price per share of our common stock on the Nasdaq National Market or any other stock exchange on which our common stock is listed. Each Series A share is initially convertible into one share of common stock.

If the closing price of our common stock on the Nasdaq National Market or any other stock exchange on which our common stock is listed is $4.00 or more per share (subject to appropriate adjustment if a stock split, reverse split or similar transaction is effected) for 30 consecutive days, all outstanding Series A shares shall automatically be converted. The closing price of our common stock on the Over-the-Counter Bulletin Board on May 7, 2004, was $0.70 per share.

Redemption

The Series A shares are not redeemable.

Material Terms of the Warrants

Investor Warrants

In connection with the investment agreement, we issued warrants to the Investors that may be exercised to acquire up to 13,964,838 shares of common stock (including warrants issued to the Investors as anti-dilution protection for the issuance of debt and equity by us as part of the restructuring of our obligations to creditors) at an initial exercise price of $0.01 per share. The number of shares and the exercise price are both subject to appropriate adjustment in the event of stock splits, reverse stock splits and the granting of a stock dividend on our outstanding common stock. These warrants will be exercisable for cash or through a “cashless exercise” feature. The warrants are exercisable immediately and have a term of approximately five years.

Upon the reclassification of our common stock or a capital reorganization, each holder of these warrants has the right to receive the same amount and kind of securities, cash or property upon exercise as it would have been entitled to receive had it been the owner of the shares of common stock underlying the warrants at the time of such transaction. Upon a merger or consolidation, a transfer of all or substantially all of our voting securities, or the sale of all or substantially all of our assets, the warrants will terminate if they have not been previously exercised. The holders of the warrants have registration rights under the registration rights agreement described below.

PBF Warrants

In connection with the credit facilities with our senior lender, PBF, we issued warrants to PBF that may be exercised to acquire up to 360,000 shares of common stock at an initial exercise price of $0.01 per share. All other terms of these warrants mirrored the terms of the warrants issued to the Investors.

Material Terms of Registration Rights Agreement

Under a registration rights agreement we entered into in connection with the issuance of securities and the warrants described above, we granted the Investors and PBF registration rights with respect to certain shares of common stock issuable upon conversion of such Series A shares and warrants. Pursuant to the registration rights agreement, after December 18, 2004, we are required to file up to three demand registration statements with the SEC upon the written request of holders of 50% or more of the securities that are subject to the registration rights agreement as long as they are requesting the registration of at least 40% or more of the securities that are subject to the registration rights agreement. After December 18, 2004, if we are eligible to use a simplified registration form, we are required to file demand registration statements with the SEC upon the written request of holders of 50% or more of the securities that are subject to the registration rights agreement as long as the securities that are requested to be registered are anticipated to have an aggregate price to the public of at least $1,000,000. We are entitled to delay any demand for registration for up to 90 days if the registration would be seriously detrimental to Southwall. In addition, we have granted the Investors and PBF unlimited incidental, or “piggyback,” registration rights to have the securities listed above included in any registration statement, subject to certain restrictions, which we propose to file. We are required to use reasonable efforts to cause all registration statements to be declared effective for a period ending on the earlier of one year from the date a registration statement is declared effective or the date on which all shares of common stock registered pursuant to such registration statement are sold. The registration rights, with respect to each holder of the rights, will terminate on the date on which all shares of common stock of such holder subject to the registration rights agreement may be sold without registration pursuant to Rule 144 of the Securities Act. We will pay for the costs associated with each registration. In addition, one of our creditors, Judd Properties, LLC, is a party to the registration rights agreement. See “—Agreements with Major Creditors—Judd Properties, LLC.”

Observation Rights

Under the investment agreement, we agreed that for so long as Needham or any of its affiliates owns 5% or more of our common stock (on a fully-diluted basis) or any portion of Needham’s guarantee of the PBF credit agreement remains in effect, we will permit one Needham designee to attend all of our Board meetings.

Relationships with Needham & Company, Inc.

Needham & Company, Inc. was the lead managing underwriter of our follow-on public offering that was completed in July 2002. In connection with that offering, Needham & Company, Inc. received approximately $543,375 in the form of underwriting discounts. In addition, Bruce J. Alexander, a managing director of Needham & Company, Inc. was a member of our Board of Directors from May 1981 until May 2003.

Other Agreements with the Investors

Issuance of Equity

Other than certain issuances of equity in connection with our option plan and as part of the restructuring of our obligations to creditors, the investment agreement contains provisions that prohibit us from issuing any equity or warrants, options, rights or other instruments exercisable or convertible into equity of Southwall to any creditor, landlord, employee, director, agent or consultant until such time as we have received the approval of our stockholders to increase the number of authorized shares of our common stock issuable under our certificate of incorporation.

Anti-Dilution Protection

If, as part of our restructuring efforts, we issue any equity or warrants, options, rights or other instruments exercisable or convertible into equity, to any creditor, landlord, employee, director, agent or consultant, then we are required to issue additional warrants to each of the Investors in such amounts as would allow the investors to maintain their aggregate ownership percentage (on a fully-diluted basis) as if such issuance had not occurred. Likewise, as part of our restructuring efforts, if we issue notes or other debt instruments to any of our creditors, then we are required to issue additional warrants to each of the Investors representing the right to purchase that number of shares of common stock equal to the product of (x) 1.25 and (y) the original principal amount of such note or debt instrument.

Stockholder Meeting

The investment agreement requires us to hold a stockholder meeting for the purpose of seeking approval of an amendment to our certificate of incorporation increasing the number of authorized shares available for issuance to a number that would allow us to meet fully our obligations to issue shares of capital stock under the investment agreement. The inclusion of Proposal 2 in this proxy statement is a result of this requirement.

Agreements with Major Creditors

Teijin Limited

Teijin Limited, or Teijin, previously guaranteed our outstanding debt owed to UFJ Bank Limited (formerly known as “Sanwa Bank Limited”). On November 5, 2003, we defaulted on this debt and Teijin honored its guarantee by satisfying the obligation. Under the terms of Teijin’s guarantee, we were obligated to immediately repay the amounts paid by Teijin. As part of the restructuring plan, we entered into an agreement with Teijin to satisfy Teijin’s claim. The agreement included a payment schedule that spread the payments out over a period of four years until 2008. The obligations owed to Teijin will not accrue interest if paid according to the payment schedule. Teijin previously held a security interest in one of our production machines which they have released. We may dispose of the machine provided that we pay to Teijin the net proceeds of any disposition. Our obligations to Teijin are guaranteed by our subsidiary, Southwall Europe GmBH.

Judd Properties, LLC

We reached an agreement with Judd Properties, LLC, or Judd, to restructure our obligations under the lease for our executive offices and Palo Alto manufacturing facilities. We agreed to a payment schedule that extends our obligations and provides us with options to extend the lease. We further agreed to issue a warrant issuable for 4% of our capital stock on a fully diluted basis to be held in an escrow account pending our departure from the premises. Upon our departure, if we fail to restore the property in accordance with the original lease the warrant will be released to Judd. The warrant is exercisable for 1,437,396 shares of our common stock at a nominal exercise price. The other terms of the warrant mirror the terms of the warrants issued to the Investors. Judd will be a party to the registration rights agreement described above and hold certain other registration rights with respect to the warrant shares. Because we did not have available enough authorized shares of common stock to issue upon exercise of the warrant, we were required to issue a letter of credit in the amount of $1.0 million to be held by Judd as security for our obligations until such time as the requisite number of authorized shares are approved by our stockholders.

Portfolio Financial Servicing Company, Bank of America and Lehman Brothers

On February 20, 2004, we entered into a settlement agreement with Portfolio Financial Servicing Company, Bank of America and Lehman Brothers, which extinguished a claim arising out of sale-leaseback agreements that we had entered into in connection with the acquisition of two of our production machines. As part of the settlement, we agreed to pay an aggregate of $2.0 million plus interest over a period of six years. The settlement requires us to make an interest payment in 2004 and, beginning in 2005, to make quarterly principal and interest payments until 2010.

Richard A. Christina and Diane L. Christina Trust

On December 1, 2003, we reached an agreement with the Richard A. Christina and the Diane L. Christina Trust to modify the lease agreement for a building that we rent from the Trust in Palo Alto, California. Under the terms of the agreement, we agreed to pay the Trust $0.3 million.

Greenwood and Son Real Estate Investments

On January 29, 2004, we reached an agreement with Greenwood and Son Real Estate Investments to restructure the remaining scheduled lease payments for our Tempe facility, following our decision to discontinue operations in our Tempe facility as of December 31. Under the terms of the settlement agreement, we agreed to pay the regular monthly rent of $40,000 for the months of February and March 2004, and agreed to pay a cash buy-out of $368,000 for the remaining obligations under the existing lease agreement. The cash buy-out will be paid ratably over a twelve-month starting on April 1, 2004.

Voluntary Delisting from Nasdaq

Effective March 26, 2004, we voluntarily de-listed from the Nasdaq National Market, and, after trading on the pink sheets, on May 6, 2004, we began trading on the Over-the-Counter Bulletin Board Market. Due to the structure of the transaction contemplated by the investment agreement, we were no longer in compliance with certain Nasdaq listing requirements. We felt that a voluntary delisting from Nasdaq and a move to the Over-the-Counter Bulletin Board Market would provide the best option to our shareholders by retaining liquidity in our common stock.

Board Recommendation and Required Stockholder Vote

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to increase the number of shares of common stock available for issuance under our charter.

The affirmative “FOR” vote of the holders of a majority of the outstanding shares of our common stock is required for approval of this proposal.

PROPOSAL 3
APPROVAL OF AMENDMENT TO
1997 STOCK INCENTIVE PLAN

Overview

On March 25, 2004, our Board of Directors adopted, subject to stockholder approval, an amendment to our 1997 Stock Incentive Plan, or the 1997 Plan, to increase the number of shares reserved for issuance and to eliminate the evergreen provisions that automatically on the first day of each year have increased the number of shares available for issuance, and directed that such amendment be submitted to the stockholders for their approval. The amendment to the 1997 Plan approved by the Board increased the number of shares authorized for issuance under the 1997 Plan from 2,150,000 to 6,150,000. The following summary of the 1997 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 1997 Plan, which is attached as Appendix A to this proxy statement.

The 1997 Plan was adopted by the Board of Directors on March 20, 1997, and approved by the stockholders on May 21, 1997.

Purposes

The purpose of the 1997 Plan is to provide employees, directors and consultants with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive to remain with us. The 1997 Plan contains four separate equity incentive programs: (i) a discretionary option grant program, (ii) a salary investment option grant program, (iii) a stock issuance program and (iv) a director fee option grant program. The principal features of these programs are described below.

Administration

The 1997 Plan is administered by the Board, which may delegate its powers under the 1997 Plan to one or more committees of the Board. With respect to the discretionary option grant, salary investment option grant and stock issuance programs, the administrator of the 1997 Plan has authority in its discretion to: (1) establish such rules and regulations as it may deem appropriate for proper administration of such programs and (2) construe and interpret the provisions of such programs and any options or stock issuances issued pursuant to such programs. More specifically, the administrator of 1997 Plan has authority to: (1) select employees, directors or consultants to whom options or stock may be granted; (2) determine the time or times such option or stock grants are to be made; (3) determine the number of shares covered by each grant and the consideration for such shares or options; (4) determine the status of the granted option as either an incentive option or a non-statutory option; (5) determine the time or times when each option is to become exercisable; (6) determine the vesting schedule (if any); and (7) determine the maximum term for which the option is to remain outstanding. Administration of the director fee option grant program is self-executing in accordance with the terms of such program and the administrator of the 1997 Plan does not have any discretionary functions with respect to option grants or stock issuances made under such program. While the administrator will make awards from time to time under the 1997 Plan, it has no current plans, proposals or arrangements to make any specific grants under the 1997 Plan, except for director fee option grants.

Shares Subject to the 1997 Plan

The stock subject to options and awards under the 1997 Plan is authorized but unissued shares of our common stock or shares of treasury common stock. Any shares subject to an option that for any reason expires or is terminated unexercised as to such shares shall be available for subsequent issuance under the 1997 Plan. Unvested shares issued under the 1997 Plan and subsequently canceled or repurchased by us pursuant to our repurchase rights under the 1997 Plan may again be the subject of an award under the 1997 Plan. Giving effect to the March 25, 2004 increase authorized by the Board of Directors, the maximum number of shares of common stock that may be issued under the 1997 Plan may not exceed 6,150,000 shares, subject to adjustment, as described below. On March 26, 2004, the closing sale price of our common stock was $1.00 per share.

Limitations

The amendment authorized by the Board on March 25, 2004 increased the maximum number of option shares per calendar year that one individual may receive under the 1997 Plan from 200,000 to 1,000,000.

Eligibility

Nonstatutory stock options, or NSO’s, and stock issuances may be granted to employees, directors and consultants. Incentive stock options, or ISO’s, may be granted only to employees. Only employees are eligible to participate in the salary investment option grant program and only non-employee directors may participate in the director fee option grant program. As of March 28, 2004, approximately 150 employees, as well as our eight non-employee directors were eligible to participate in the 1997 Plan. As of April 6, 2004, 1,867,549 shares had been issued or reserved for issuance pursuant to outstanding options under the 1997 Plan.

Terms and Conditions of Options issued under the Discretionary Option Grant Program

Exercise Price.   The exercise price for shares issued upon exercise of options will be determined by the administrator of the 1997 Plan. The exercise price of NSO’s shall not be less than 85% of the fair market value of our common stock on the date the option is granted. The exercise price of ISO’s may not be less than 100% of the fair market value of our common stock on the date the option is granted. The exercise price of ISO’s granted to a 10% or greater stockholder may not be less than 110% of the fair market value of our common stock on the date of grant.

Form of Consideration.   Subject to the documents evidencing the option, the 1997 Plan permits payment to be made by cash, check, promissory note of the participant, other shares of our common stock (with some restrictions), consideration received by us under a cashless exercise program implemented by us in connection with the 1997 Plan, or any combination thereof.

Term of Options.   The term of an option may be no more than ten years from the date of grant, except that the term of an option granted to a 10% or greater stockholder may not exceed five years from the date of grant.

Effect of Termination of Service.   No option may be exercised more than eighteen months following cessation of service for any reason, or such other period as determined by the administrator of the 1997 Plan and set forth in the documents evidencing the option. If, on the date of cessation of service, a participant is not fully vested, the shares covered by the unvested portion will revert to the 1997 Plan. If service is terminated for misconduct or unsatisfactory performance, all outstanding options shall terminate immediately and cease to be outstanding, unless the administrator of the 1997 Plan determines otherwise.

Repurchase Rights.   If a participant ceases service while holding options exercisable for unvested shares, we have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms of the repurchase right shall be established by the administrator of the 1997 Plan and set forth in the document evidencing such repurchase right.

Limits on Transferability.   ISO’s granted under the 1997 Plan may not be transferred during a participant’s lifetime and will not be transferable other than by will or by the laws of descent and distribution following the participant’s death. NSO’s may be assigned during a participant’s lifetime to members of the participant’s family or to a trust established exclusively for such family members pursuant to the participant’s estate plan.

Acceleration of Options/Termination of Repurchase Rights.   The administrator of the 1997 Plan has the discretion to provide for the automatic acceleration of one or more outstanding options upon the occurrence of a Corporate Transaction. For purposes of the 1997 Plan, a Corporate Transaction means (i) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution or (ii) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction. An outstanding option may not accelerate, however, if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such options is subject to other limitations imposed by the administrator of the 1997 Plan at the time of the option grant. Also upon a Corporate Transaction, our repurchase rights will terminate automatically unless assigned to the successor corporation.

The administrator of the 1997 Plan has the authority to provide for the automatic acceleration of one or more outstanding options under the discretionary option grant program in the event of a Change in Control or in the event the optionee’s service terminates by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any Corporate Transaction or Change in Control in which those options are assumed or replaced and do not otherwise accelerate. Any options so accelerated will remain exercisable until the earlier of (i) the expiration of the option term and (ii) the expiration of the one-year period after the effective date of the involuntary termination. In addition, the administrator of the 1997 Plan may provide that one or more of our repurchase rights with respect to shares held by the optionee at the time of such involuntary termination will immediately terminate, and the shares subject to those terminated repurchase rights will accordingly vest in full. For purposes of the 1997 Plan, a Change in Control means a change in ownership or control through either of the following transactions: (i) the acquisition, directly or indirectly by any person or related group of persons (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with, us), of beneficial ownership of securities possessing more than 25% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which the Board of Directors does not recommend such stockholders accept, or (ii) a change in the composition of the Board over a period of 36 consecutive months or less such that the majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Other Provisions.   The document evidencing each option grant may contain other terms, provisions and conditions not inconsistent with the 1997 Plan, as may be determined by the 1997 Plan administrator.

Terms and Conditions of Options issued under the Salary Investment Option Grant Program

Right to Participate.   The administrator of the 1997 Plan has complete discretion in determining whether the salary investment option grant program is to be in effect for a given calendar year and in selecting the employees eligible to participate in the program. As a condition to such participation, each selected individual who elects to participate must, prior to the start of each calendar year of participation, file an irrevocable authorization directing us to reduce his or her base salary for that calendar year by an amount not less that $10,000 nor more than $50,000. To the extent the administrator of the plan approves the salary reduction authorization, the affected individual will be granted NSO’s under the program.

Except as described below, the terms of each option granted under the salary investment option grant program are substantially the same as the terms in effect for option grants made under the discretionary option grant program.

Exercise Price.   The exercise price of all NSO’s issued pursuant to the salary investment option grant program is one-third of the fair market value of our common stock on the date of the option grant.

Number of Option Shares.   The number of option shares will be determined by dividing the total dollar amount of the approved reduction in the participant’s base salary by two-thirds of the fair market value per share of our common stock on the option grant date.

Exercise and Term of Options.   Provided the participant continues in service, the option shares will become exercisable in a series of 12 successive equal monthly installments upon the participant’s completion of each calendar month of service in the calendar year for which the salary reduction is in effect. The term of an option issued pursuant to this program may be no more than 10 years from the date of grant.

Effect of Termination of Service.   If the participant ceases service for any reason while holding any options under the salary investment option grant program, each option that is exercisable at the time of such cessation of service shall remain exercisable until the earlier of (i) the expiration of the ten year option term or (ii) the expiration of the three year period measured from the date of cessation of service. If, on the date of cessation of service, a participant is not fully vested, the shares covered by the unvested portion will revert to the 1997 Plan.

Acceleration of Options/Termination of Repurchase Rights.   Upon a Corporate Transaction or a Change in Control while the participant remains in service, each outstanding option held by a participant under the salary investment option grant program will automatically accelerate so that each such option will become fully exercisable with respect to the total number of shares of common stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of common stock. Each such outstanding option will remain exercisable for the fully vested shares until the earlier of (i) the expiration of the 10 year option term or (ii) the expiration of the 3 year period measured from the date of the participant’s cessation of service.

The administrator of the 1997 Plan may also provide that, upon the occurrence of a Hostile Take-Over, the participant will have a 30 day period in which to surrender to us each of his or her outstanding option grants in return for a cash distribution in an amount equal to the excess of (i) the Take-Over Price of the shares of common stock at the time subject to each surrendered option (whether or not the participant is vested in those shares) over (ii) the aggregate exercise price payable for such shares. For purposes of the 1997 Plan, Hostile Take-Over means the acquisition, directly or indirectly, by any person or related group of persons (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with, us) of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender offer or exchange offer made directly to our stockholders which the Board does not recommend the stockholders accept. Take-Over Price means the greater of (i) the fair market value per share of our common stock on the date the option is surrendered to us in connection with a Hostile Take-Over or (ii) the highest reported price per share of our common stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an ISO, the Take-Over Price shall not exceed the clause (i) price per share.

Terms and Conditions of Stock issued under the Stock Issuance Program

Rights to Issuance.   Shares of our common stock may be issued under the stock issuance program through direct and immediate issuances without any intervening option grants. Each stock issuance under the stock issuance program shall be evidenced by a stock issuance agreement.

Purchase Price.   The purchase price for shares issued under the stock issuance program will be determined by the administrator of the 1997 Plan, but may not be less than 100% of the fair market value of our common stock on the date the stock is issued.

Form of Consideration.   The 1997 Plan permits payment to be made by cash, check, promissory note of the participant or past services rendered to us (or any parent or subsidiary). The administrator may grant shares to participants based on the attainment of specific financial performance targets for the Company.

Vesting.   In the discretion of the administrator of the 1997 Plan, shares issued under the stock issuance program may be fully and immediately vested upon issuance, or may vest in one or more installments over the participant’s period of service or upon attainment of performance goals. The recipient of shares issued under the stock issuance program will have full stockholder rights with respect to any shares issued, whether or not the participant’s interest in those shares is vested. If the participant ceases to remain in service while holding one or more unvested shares of our common stock issued under the stock issuance program, or should performance objectives not be attained, the shares shall immediately be surrendered to us for cancellation unless the administrator of the 1997 Plan determines otherwise.

Acceleration of Vesting/Termination of Repurchase Rights.   In the event of any Corporate Transaction, all outstanding repurchase rights under the stock issuance program will terminate automatically, and all of the shares subject to such terminated rights will immediately vest in full, except to the extent (i) those repurchase rights are to be assigned to the successor corporation in connection with the Corporate Transaction or (ii) such accelerated vesting is precluded by limitations imposed in the stock issuance agreement. Notwithstanding the above, the administrator of the 1997 Plan has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the repurchase rights remain outstanding, to provide that those rights shall automatically terminate in whole or in part, and the shares subject to those terminated rights will immediately vest, in the event of (i) a Corporate Transaction, whether or not those repurchase rights are to be assigned to the successor corporation in connection with such Corporate Transaction, (ii) a Change in Control or (iii) an involuntary termination of the participant within a designated period (not to exceed 18 months) following the Corporate Transaction or Change in Control.

Terms and Conditions of Options Issued under the Director Fee Option Grant Program

Right to Participate.   Each non-employee Board member has the right to participate in the director fee option grant program. Under such program, a non-employee Board member may apply all or a portion of the annual retainer fee, otherwise payable in cash, to the acquisition of option grants. The non-employee Board member must make the election prior to the first day of the calendar year for which the annual retainer fee which is subject to the election is otherwise payable. Each option granted under the director fee option grant program will be an NSO. Except as described below, the terms of each option granted under the director fee option grant program are substantially the same as the terms in effect for option grants made under the discretionary option grant program.

Exercise Price.   The exercise price of all NSO’s issued pursuant to the director fee option grant program is one-third of the fair market value of our common stock on the date of the option grant.

Number of Option Shares.   The number of option shares will be determined by dividing the portion of the annual retainer fee subject to the participant’s election by two-thirds of the fair market value per share of our common stock on the option grant date.

Exercise and Term of Options.   Fifty percent of the option shares will become exercisable upon the participant’s completion of 6 months of Board service in the calendar year for which his or her election under the director fee option grant program is in effect, and the balance of the option shares will become exercisable in a series of 6 equal monthly installments upon the participant’s completion of each additional month of Board service during the calendar year. The term of an option issued pursuant to this program may be no more than 10 years from the date of grant.

Effect of Termination of Service.   If the participant ceases Board service for any reason (other than death or permanent disability) while holding any options under the director fee option grant program, each option that is exercisable at the time of such cessation of Board service shall remain exercisable until the earlier of (i) the expiration of the ten year option term or (ii) the expiration of the three year period measured from the date of cessation of Board service. If, on the date of cessation of service, a participant’s options are not fully vested, the shares covered by the unvested portion will revert to the 1997 Plan.

Death or Permanent Disability.   If the participant ceases Board service as a result of death or permanent disability, each option held by the participant under the director fee option grant program will immediately become exercisable for all of the shares of our common stock at the time subject to the option, and the option may be exercised for any or all of those shares as fully vested shares until the earlier of (i) the expiration of the ten year option term or (ii) the expiration of the three year period measured from the date of such cessation of Board service. If the participant dies after cessation of Board service but while holding one or more options under the director fee option grant program, each such option may be exercised, for any or all of the shares for which the option is exercisable at the time of the participant’s cessation of Board service, by the personal representative of the participant’s estate or by the person or persons to whom the option is transferred pursuant to the participant’s will or in accordance with the laws of descent and distribution. Such right will lapse, and the option will terminate, upon the earlier of (i) the expiration of the ten-year option term or (ii) the three-year period measured from the date of the participant’s cessation of Board service.

Acceleration of Options/Termination of Repurchase Rights.   Upon a Corporate Transaction or a Change in Control while the participant remains a Board member, each outstanding option held by such participant under the director fee option grant program will automatically accelerate so that each such option will become fully exercisable with respect to the total number of shares of common stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares of our common stock. Each such outstanding option will remain exercisable for the fully vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the expiration of the three-year period measured from the date of the participant’s cessation of service.

In the event of a Hostile Take-Over, the participant will have a 30 day period in which to surrender to us each of his or her outstanding option grants in return for a cash distribution in an amount equal to the excess of (i) the Take-Over Price of the shares of common stock at the time subject to each surrendered option (whether or not the participant is vested in those shares) over (ii) the aggregate exercise price payable for such shares.

Adjustments

Changes in Capitalization.   In the event of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, appropriate adjustment shall be made to (1) the number and class of securities available under the 1997 Plan, (2) the per-participant limit, (3) the number and class of securities and exercise price per share subject to each outstanding award, and (4) the terms of each other outstanding option shall be appropriately adjusted in a manner which shall preclude the enlargement or dilution of rights and benefits under such options.

Amendment and Termination

Our Board may at any time amend or modify the 1997 Plan in any or all respects. The Board will obtain stockholder approval of any amendment to the 1997 Plan to the extent necessary and desirable to comply with applicable laws. No amendment or modification shall adversely affect the rights and obligations with respect to stock options or unvested stock issuances of any participant, unless the participant consents to such amendment or modification. The 1997 Plan will terminate upon the earlier of (i) May 21, 2007 or (ii) the termination of all outstanding options.

2003 Option Grants Under the 1997 Plan

The following table set forth the number of outstanding options granted during 2003 under the 1997 Plan to the specified individuals and groups:

Name	Number of Options
Thomas G. Hood	60,000
Wolfgang Heinze	10,000
Michael E. Seifert	25,000
Sicco W.T. Westra	15,000
Bruce M. Lairson	25,000
All current executive officers as a group (six persons)	200,000
All employees who were not executive officers as a group (143 persons)	35,000

Federal Income Tax Consequences

ISOs—A participant who receives an ISO will recognize no taxable income for regular federal income tax purposes upon either the grant or the exercise of such ISO. However, when a participant exercises an ISO, the difference between the fair market value of the shares purchased and the option price of those shares will be includable in determining the participant’s alternative minimum taxable income.

If the shares are retained by the participant for at least one year from the date of exercise and two years from the date of grant of the options, gain will be taxable to the participant upon sale of the shares as a long-term capital gain. In general, the adjusted basis for the shares acquired upon exercise will be the option price paid with respect to such exercise. We will not be entitled to a tax deduction arising from the exercise of an ISO if the employee qualifies for such long-term capital gain treatment.

NSOs—A participant will not recognize taxable income for federal income tax purposes at the time an NSO is granted. However, the participant will recognize compensation taxable as ordinary income at the time of exercise for all shares that are not subject to a substantial risk of forfeiture. The amount of such compensation will be the difference between the option price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is deemed to have recognized compensation income with respect to shares received upon exercise of the NSO. The participant’s basis in the shares will be adjusted by adding the amount so recognized as compensation to the purchase price paid by the participant for the shares.

The participant will recognize gain or loss when he or she disposes of shares obtained upon exercise of an NSO in an amount equal to the difference between the selling price and the participant’s tax basis in such shares. Such gain or loss will be treated as long-term or short-term capital gain or loss, depending upon the holding period.

The Board of Directors unanimously recommends that you vote FOR the amendment of our 1997 Plan, and proxies solicited by the Board will be voted in favor of the amendment of our 1997 Plan unless a stockholder has indicated otherwise on the proxy.

PROPOSAL 4
APPROVAL OF
OUR 1998 STOCK PLAN FOR EMPLOYEES AND CONSULTANTS

Overview

Our 1998 Stock Plan for Employees and Consultants, or the 1998 Plan, was adopted by our Board of Directors in August, 1998. On March 25, 2004, our Board of Directors adopted an amendment to our 1998 Plan to increase the number of shares reserved for issuance and to eliminate the evergreen provisions that automatically on the first day of each year have increased the number of shares available for issuance, and directed that such amendment be submitted to the stockholders for their approval. The amendment to the 1998 Plan approved by the Board increased the number of shares authorized for issuance under the 1998 Plan from 1,150,000 to 2,400,000. The following summary of the 1998 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 1998 Plan, which is attached as Appendix B to this proxy statement. The 1998 Plan has not previously been approved by our stockholders.

Purposes

The purpose of the 1998 Plan is to provide non-officer employees who are not members of the Board and consultants with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in us as an incentive to remain with us. The 1998 Plan contains two separate equity incentive programs: (i) a discretionary option grant program and (ii) a stock issuance program. The principal features of these programs are described below.

Administration

The 1998 Plan is administered by the Board, which may delegate its powers under the 1998 Plan to one or more committees of the Board. The administrator of the 1998 Plan has authority in its discretion to:  (1) establish such rules and regulations as it may deem appropriate for proper administration of the discretionary option grant program and stock issuance program and (2) construe and interpret the provisions of the programs and any options or stock issuances issued pursuant to such programs. More specifically, the administrator of the 1998 Plan has authority to: (1) select non-officer employees who are not members of the Board and consultants to whom options or stock may be granted; (2) determine the time or times such option or stock grants are to be made; (3) determine the number of shares to be covered by each grant and the consideration for such shares or options; (4) determine the time or times when each option is to become exercisable; (5) determine the vesting schedule (if any); and (6) determine the maximum term for which the option is to remain outstanding. While the administrator will make awards from time to time under the 1998 Plan, it has no current plans, proposals or arrangements to make any specific grants under the Plan.

Shares Subject to the 1998 Plan

The stock subject to options and awards under the 1998 Plan is authorized but unissued shares of our common stock or shares of treasury common stock. Any shares subject to an option that for any reason expires or is terminated unexercised as to such shares shall be available for subsequent issuance under the 1998 Plan. Unvested shares issued under the 1998 Plan and subsequently canceled or repurchased by us pursuant to our repurchase rights under the 1998 Plan may again be the subject of an award under the 1998 Plan. After giving effect to the March 25, 2004 increase authorized by the Board of Directors, the maximum number of shares of common stock that may be issued under the 1998 Plan may not exceed 2,250,000 shares, subject to adjustment, as described below. On March 26, 2004, the closing sale price of our common stock was $1.00 per share.

Limitations

The amendment authorized by the Board on March 25, 2004, increased the maximum number of option shares per calendar year that one individual may receive under the 1998 Plan from 50,000 to 100,000.

Eligibility

Nonstatutory stock options, or NSO’s, and stock issuances may be granted to employees who are not officers or members of the Board, consultants and other independent advisors.

Terms and Conditions of Options

Exercise Price.    The exercise price for shares issued upon exercise of options will be determined by the administrator of the 1998 Plan but may not be less than 85% of the fair market value of our common stock on the date the option is granted.

Form of Consideration.   Subject to the documents evidencing the option, the 1998 Plan permits payment to be made by cash, check, promissory note of the participant, other shares of our common stock (with some restrictions), consideration received by us under a cashless exercise program implemented by us in connection with the 1998 Plan, or any combination thereof.

Term of Options.   The term of an option may be no more than ten years from the date of grant.

Effect of Termination of Service.   No option may be exercised more than eighteen months following cessation of service for any reason, or such other period as determined by the administrator of the 1998 Plan and set forth in the documents evidencing the option. If, on the date of cessation of service, a participant is not fully vested, the shares covered by the unvested portion will revert to the 1998 Plan. If service is terminated for misconduct or unsatisfactory performance, all outstanding options shall terminate immediately and cease to be outstanding, unless the administrator of the 1998 Plan determines otherwise.

Repurchase Rights.   If a participant ceases service while holding options exercisable for unvested shares, we have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms of the repurchase right shall be established by the administrator of the 1998 Plan and set forth in the document evidencing such repurchase right.

Limits on Transferability.   NSO’s may be assigned during a participant’s lifetime to members of the participant’s family or to a trust established exclusively for such family members pursuant to the participant’s estate plan.

Acceleration of Options/Termination of Repurchase Rights.   In the event of a Corporate Transaction, the vesting of each option held by a non-officer employee shall automatically accelerate unless it is expressly assumed or replaced with a comparable option or cash incentive program by the successor corporation (or parent thereof). For purposes of the 1998 Plan, a Corporate Transaction means (i) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution or (ii) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction. An outstanding option may not accelerate, however, if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or

(iii) the acceleration of such options is subject to other limitations imposed by the administrator of the 1998 Plan at the time of the option grant. Also upon a Corporate Transaction, our repurchase rights will terminate automatically unless assigned to the successor corporation.

The administrator of the 1998 Plan has the authority to provide for the automatic acceleration of one or more outstanding options in the event of a Change in Control or in the event the optionee’s service terminates by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any Corporate Transaction or Change in Control. In addition, the administrator of the 1998 Plan may provide that one or more of our repurchase rights with respect to shares held by the optionee at the time of such involuntary termination will immediately terminate, and the shares subject to those terminated repurchase rights will accordingly vest in full. For purposes of the 1998 Plan, a Change in Control means a change in ownership or control through either of the following transactions: (i) the acquisition, directly or indirectly by any person or related group of persons (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with, us), of beneficial ownership of securities possessing more than 25% percent of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which the Board of Directors does not does not recommend such stockholders accept, or (ii) a change in the composition of the Board over a period of 36 consecutive months or less such that the majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

Other Provisions.   The stock option agreement for each option grant may contain other terms, provisions and conditions not inconsistent with the 1998 Plan, as may be determined by the 1998 Plan administrator.

Terms and Conditions Stock Issued under the Stock Issuance Program

Rights to Issuance.   Shares of our common stock may be issued under the stock issuance program through direct and immediate issuances without any intervening option grants. Each stock issuance under the stock issuance program shall be evidenced by a stock issuance agreement.

Purchase Price.   The purchase price for shares issued under the stock issuance program will be determined by the administrator of the 1998 Plan, but may not be less than 100% of the fair market value of our common stock on the date the stock is issued.

Form of Consideration.   The 1998 Plan permits payment to be made by cash, check, promissory note of the participant or past services rendered to us (or any parent or subsidiary).

Vesting.   In the discretion of the administrator of the 1998 Plan, shares issued under the stock issuance program may be fully and immediately vested upon issuance, or may vest in one or more installments over the participant’s period of service or upon attainment of performance goals. The recipient of shares issued under the stock issuance program will have full stockholder rights with respect to any shares issued, whether or not the participant’s interest in those shares is vested. If the participant ceases to remain in service while holding one or more unvested shares of our common stock issued under the stock issuance program, or should performance objectives not be attained, the shares shall immediately be surrendered to us for cancellation unless the administrator of the 1998 Plan determines otherwise.

Acceleration of Vesting/Termination of Repurchase Rights.   In the event of any Corporate Transaction, all outstanding repurchase rights under the stock issuance program will terminate automatically, and all the shares subject to such terminated rights will immediately vest in full, except to the extent (i) those repurchase rights are to be assigned to the successor corporation in connection with the Corporate Transaction or (ii) such accelerated vesting is precluded by limitations imposed in the stock issuance agreement. Notwithstanding the above, the administrator of the 1998 Plan has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the repurchase rights remain outstanding, to provide that those rights shall automatically terminate in whole or in part, and the shares subject to those terminated rights will immediately vest, in the event of (i) a Corporate Transaction, whether or not those repurchase rights are to be assigned to the successor corporation in connection with such Corporate Transaction, (ii) a Change in Control or (iii) an involuntary termination of the participant within a designated period (not to exceed 18 months) following the Corporate Transaction or Change in Control.

Adjustments

Changes in Capitalization.   In the event of a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without our receipt of consideration, appropriate adjustment shall be made to (1) the number and class of securities available under the 1998 Plan, (2) the per-participant limit, (3) the number and class of securities and exercise price per share subject to each outstanding award, and (4) the terms of each other outstanding option shall be appropriately adjusted in a manner which shall preclude the enlargement or dilution of rights and benefits under such options.

Amendment and Termination

Our Board may at any time amend or modify the 1998 Plan in any or all respects. The Board will obtain stockholder approval of any amendment to the 1998 Plan to the extent necessary and desirable to comply with applicable laws. No amendment or modification shall adversely affect the rights and obligations with respect to stock options or unvested stock issuances of any participant, unless the participant consents to such amendment or modification. The 1998 Plan will terminate upon the earlier of (i) July 21, 2008 or (ii) the termination of all outstanding options.

2003 Option Grants Under the 1998 Plan

The following table set forth the number of outstanding options granted during 2003 under the 1998 Plan to the specified individuals and groups:

Name	Number of Options
Thomas G. Hood	—
Wolfgang Heinze	—
Michael E. Seifert	—
Sicco W.T. Westra	—
Bruce M. Lairson	—
All current executive officers as a group (six persons)	—
All employees who were not executive officers as a group (143 persons)	179,500

Federal Income Tax Consequences

NSOs—A participant will not recognize taxable income for federal income tax purposes at the time an NSO is granted. However, the participant will recognize compensation taxable as ordinary income at the time of exercise for all shares that are not subject to a substantial risk of forfeiture. The amount of such compensation will be the difference between the option price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is deemed to have recognized compensation income with respect to shares received upon exercise of the NSO. The participant’s basis in the shares will be adjusted by adding the amount so recognized as compensation to the purchase price paid by the participant for the shares.

The participant will recognize gain or loss when he or she disposes of shares obtained upon exercise of an NSO in an amount equal to the difference between the selling price and the participant’s tax basis in such shares. Such gain or loss will be treated as long-term or short-term capital gain or loss, depending upon the holding period.

The Board of Directors unanimously recommends that you vote FOR the approval of the 1998 Plan, and proxies solicited by the Board will be voted in favor of the 1998 Plan unless a stockholder has indicated otherwise on the proxy.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth material information regarding beneficial ownership of our common stock as of March 24, 2004 by:

•       each person who we know to own beneficially more than 5% of our common stock;

•       each of our executive officers, for whom compensation information is provided elsewhere in this proxy statement;

•       each director and nominee for director; and

•       all executive officers and directors as a group.

Except as noted below, the address of each person listed on the table is c/o Southwall Technologies Inc., 3975 East Bayshore Road, Palo Alto, California 94303, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. The information below regarding persons beneficially owning more than 5% of our common stock is based solely on public filings made by such persons with the SEC through March 24, 2004.

Name and Address	Common Stock Beneficially Owned	Percent of Outstanding Shares(1)
Needham Investment Management, LLC	2,200,067	17.5%
445 Park Avenue
New York, New York 10022
Needham & Company, Inc.(2)	1,882,230	13.0%
445 Park Avenue
New York, New York 10022
Needham Capital Partners II, L.P.(2)	3,312,406	20.9%
445 Park Avenue
New York, New York 10022
Needham Capital Partners III, L.P.(2)	5,798,843	31.6%
445 Park Avenue
New York, New York 10022
Needham Capital Partners IIIA, L.P.(2)	598,878	4.6%
445 Park Avenue
New York, New York 10022
Needham Capital Partners III (Bermuda), L.P.(2)	1,155,727	8.4%
445 Park Avenue
New York, New York 10022
Needham Capital Partners II (Bermuda), L.P.(2)	464,317	3.6%
445 Park Avenue
New York, New York 10022
Dolphin Direct Equity Partners, L.P.(2)	5,498,141	30.5%
129 East 17th Street
New York, New York 10003
Wellington Management Company, LLP	1,000,000	8.0%
75 State Street
Boston, Massachusetts 02109
Teijin Limited	667,696	5.3%
6-7, Minami-honmachi, 1-Chome
Chuo-ku, Osaka 541, Japan
William A. Berry(5)	5,000	—
George Boyadjieff	0	—
Jami K. Nachtsheim(5)	5,000	—
Bruce M. Jaffe(5)	5,000	—
Joseph B. Reagan(3)	92,867	—
Walter C. Sedgwick(4)	419,829	3.3%
Robert C. Stempel(5)	20,844	*
Thomas G. Hood(6)	300,627	2.3%
Wolfgang Heinze(5)	31,965	*
Bruce M. Lairson(5)	5,477	*
Michael Seifert(5)	18,750	*
Sicco W.T. Westra(5)	95,965	*
All current officers and directors as a Group (16 persons)(6)	1,033,685	7.9%

*                     Less than 1%

(1)           The number of shares of common stock deemed outstanding consists of (i) 12,548,192 shares of common stock outstanding as of March 24, 2004, and (ii) shares issuable pursuant to outstanding options, warrants or convertible notes held by the respective persons or group that are exercisable within 60 days of March 24 2004, as set forth below.

(2)           Consists of shares of common stock issuable upon conversion of Series A shares (issuable upon conversion of convertible notes) and upon exercise of warrants that were issued pursuant to an investment agreement.

(3)           Includes options to purchase 62,496 shares that are exercisable within 60 days of March 24, 2004, 30,371 shares held in a family limited partnership, and 13,696 shares held in trust.

(4)           Includes options to purchase 49,764 shares that are exercisable within 60 days of March 24, 2004, 99,000 shares held by two public foundations of which Mr. Sedgwick is an officer, 17,272 shares held by his son and 6,000 shares held in a trust of which Mr. Sedgwick is a trustee.

(5)           Consists of options that are exercisable within 60 days of March 24, 2004.

(6)           Includes options to purchase 259,502 shares that are exercisable within 60 days of March 24, 2004, and 100 shares held by Mr. Hood’s son and 100 shares held by Mr. Hood’s daughter.

(7)           Includes options to purchase an aggregate of 560,497 shares that are exercisable within 60 days of March 24, 2004, the shares held in a family limited partnership and trust described in note 3 above, the shares held in trust and by Mr. Sedgwick’s son described in note 4 above, and the shares held by Mr. Hood’s son and daughter described in note 6 above.

EXECUTIVE OFFICERS OF REGISTRANT

The names, ages and positions of our current directors and executive officers are as follows:

Name	Age	Position
Thomas G. Hood	48	President, Chief Executive Officer and Director
Maury Austin	46	Interim Chief Financial Officer and Secretary
Sicco W.T. Westra	53	Senior Vice President, Business Development
Wolfgang Heinze	55	Vice President, General Manager Southwall Europe GmbH
John Lipscomb	54	Vice President, Corporate Controller
Dennis Capovilla	44	Vice President, Sales

Thomas G. Hood has served as our President and Chief Executive Officer since July 1998 and as a member of our board of directors since March 1998. From March 1998 until July 1998, he served as Interim President and Chief Executive Officer. From July 1996 to March 1998, he served as Senior Vice President, General Manager, Energy Products Division. From January 1995 to July 1996, he was Vice President, General Manager, International Operations, and from October 1991 to January 1995, he was Vice President, Marketing and Sales. He is the inventor of record on ten of our patents. Mr. Hood has an MS degree in Mechanical Engineering from New Mexico State University and a BS in mechanical engineering from Union College.

Maury Austin has been our interim Chief Financial Officer and Secretary since February 2004. From 2000 until 2003, he served as Chief Financial Officer for Vicinity Corporation, a supplier of products that enable businesses and governments to market local availability of their products. From 1999 until 2000, he served as the Chief Financial Officer of Symmetricom, Inc., a supplier of network synchronization and timing solutions. From 1997 until 1999, he served as the Chief Financial/Operating Officer of Flashpoint Technology, Inc., a provider of software for digital imaging devices. Prior to FlashPoint, Mr. Austin spent nine years at Apple Computer in various executive management positions culminating his Apple career as the Vice President and General Manager for the Imaging Division. Mr. Austin holds an MBA from Santa Clara University and a B.S. in Business Administration from University of California at Berkeley.

Sicco W.T. Westra has been Senior Vice President, Business Development since June 2002. From August 1998 until June 2002, he was the Senior Vice President, Engineering and Chief Technical Officer of Southwall. From February 1998 until August 1998, he served as the Director of Global Production Management for Applied Materials, Inc., a provider of products and services to the semiconductor industry. From March 1994 to August 1998, he served as a Manager of Business Development for BOC Coating Technology, Inc., a manufacturer of sputter-coating equipment. Dr. Westra holds a PhD. From the University of Leiden in the Netherlands.

Wolfgang Heinze joined Southwall in January 1999 as Plant Manager of our Dresden factory. In December 2000, Mr. Heinze was promoted to the position of Vice President, General Manager Southwall Europe GmbH. Prior to joining Southwall, Mr. Heinze had been the Chief Executive Officer of FUBA Printed Circuits, GmbH, a manufacturer of printed circuit boards, from February 1991 to April 1998. Mr. Heinze has a MD of Commercial Science from the Technical University in Merseburg, Germany.

John Lipscomb has been our Vice President, Corporate Controller since November 2000. From March 1996 to November 2000, he served as a Finance Director with Informix Software, a developer of relational databases and with ABB LTD, a developer of software applications for the power utility industry. From June 1988 to February 1996, he served in various senior level financial management positions with Apple Computer, a computer manufacturer. Mr. Lipscomb has a B.A. degree in Accounting from the University of Massachusetts at Amherst.

Dennis Capovilla joined Southwall in July 2003. Dennis came to Southwall from Palm, Inc., a manufacturer of personal digital assistant devices, where he was the Vice President, Enterprise sales since 2002. From 1997 to 2002 he was with FATBRAIN, LLC, an e-commerce provider of books and information products, as the President and CEO from 2000-2002, the President and COO from 1999 to 2000, and the VP of Sales and Business Development from 1997-1999. From 1993-1997, Dennis was with Apple Computer, Inc., a computer manufacturer, as the Director, Americas Imaging Division and Worldwide Printer Supplies (1996-1997), Manager Printer Supplies Business unit (1995-1996) and as Worldwide Product Marketing Manager, Imaging Systems (1993-1995). Prior, Dennis held various Sales and Marketing Management positions with Versatec, Inc. and Xerox Corporation. Dennis holds a B.S. in Marketing from the University of Santa Clara.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that Southwall is managed for the long-term benefit of its stockholders and are committed to having sound corporate governance principles. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also continued to review the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the SEC and the new Nasdaq listing standards.

Based on this review, our Board of Directors adopted Corporate Governance Guidelines, formed a Nominating and Corporate Governance Committee and restated the charters for our Audit Committee and Compensation Committee. Our Audit Committee Charter is attached as Appendix C hereto; our Compensation Committee Charter, as Appendix D hereto; and our Nominating and Corporate Governance Committee Charter, as Appendix E hereto. You can request copies of our current committee charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, by writing to:

Thomas G. Hood
President and Chief Executive Officer
c/o Southwall Technologies Inc.
3975 East Bayshore Road
Palo Alto, CA  94303
Phone:  (650) 962-9111

Determination of Independence

Our Board of Directors has determined that none of Messrs. Berry, Boyadjieff, Jaffe, Reagan, Sedgwick or Stempel or Ms. Nachtsheim has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and that each of these directors is “independent” within the meaning of Nasdaq’s director independence standards. In addition, our Board of Directors has determined that each of the members of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of Nasdaq’s director independence standards.

Director Candidates

Our stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to our stockholders for election. The qualifications of recommended candidates will be reviewed by our Nominating and Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name will be included in our proxy card for the stockholders meeting at which his or her election is recommended.

Stockholders may recommend individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background to the “Southwall Technologies Inc. Nominating and Corporate Governance Committee” c/o Southwall Technologies Inc., 3975 East Bayshore Road, Palo Alto, California 94303, Attention:  Controller. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in Southwall’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We have not paid, to date, any third party a fee to assist in evaluating and identifying nominees. During 2003, no candidate was recommended to us by any beneficial owner of more than 5% of our common stock.

Communications from Stockholders and Other Interested Parties with the Board

The Board of Directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee will, with the assistance of our legal counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to:

Ms. Jami Nachtsheim
Chair of the Nominating and Corporate Governance Committee
c/o Controller
c/o Southwall Technologies Inc.
3975 East Bayshore Road
Palo Alto, CA 94303

Board of Directors Meetings and Committees

The Board of Directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of the company and, in so doing, serve the best interests of the company and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on us. Management keeps the directors informed of company activity through regular written reports and presentations at Board and committee meetings.

The Board of Directors met 13 times in 2003 (including seven teleconference meetings). During 2003, each of our directors attended 75% or more of the total number of meetings of the Board of Directors and the committees of which such director was a member. The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. Each committee has a charter that has been approved by the Board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Mr. Hood is the only director who is also an employee of Southwall. He does not participate in any meetings at which his compensation is evaluated. All members of all committees are non-employee directors.

Executive sessions of non-management directors will be held at least three times per year. The sessions are scheduled and chaired by Mr. Boyadjieff. Any non-management director can request that an additional executive session be scheduled.

Our Corporate Governance Guidelines set forth our policy that directors should attend annual meetings of stockholders. All directors attended the 2003 annual meeting of stockholders.

Audit Committee

The current members of our Audit Committee are Messrs. Stempel (Chairman), Berry and Jaffe. Each of Messrs. Stempel, Berry and Jaffe qualifies as an “audit committee financial expert” under SEC rules. Each of Messrs. Stempel, Berry and Jaffe is an “independent director” under the Nasdaq rules governing the qualifications of the members of audit committees. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate. None of Messrs. Stempel, Berry or Jaffe serve on the audit committees of more than two other public companies. The Audit Committee met three times during 2003. The responsibilities of our Audit Committee and its activities during 2003 are described in the Report of the Audit Committee contained below in this proxy statement. Messrs. Stempel and Jaffe will not be standing for reelection to the Board and will be replaced on our Audit Committee by Mr. Boyadjieff and Dr. Reagan. Mr. Berry will assume the role as Chairman of the Audit Committee following the annual meeting.

The charter of the Audit Committee is attached to this proxy statement as Appendix C.

Compensation Committee

The current members of the Compensation Committee are Dr. Reagan (Chairman), Messrs. Jaffe and Sedgwick. The Board has determined that each of Dr. Reagan, Messrs. Jaffe and Sedgwick is independent as defined under Nasdaq rules. Our Compensation Committee held five meetings during 2003 (including two teleconference meetings). The Compensation Committee evaluates and sets the compensation of our Chief Executive Officer and makes recommendations to our Board of Directors regarding the salaries and bonuses of our other executive officers. The Compensation Committee also oversees the evaluation of management by the Board of Directors. The Compensation Committee also grants stock options and other stock incentives (within guidelines established by our Board of Directors) to our officers and employees. The responsibilities of our Compensation Committee and its activities during 2003 are described in the Report of the Compensation Committee on Executive Compensation contained below in this proxy statement. Mr. Jaffe will not be standing for reelection to the Board and will be replaced on our Compensation Committee by Ms. Nachtsheim.

The charter of the Compensation Committee is attached to this proxy statement as Appendix D.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Ms. Nachtsheim (Chair) and Messrs. Boyadjieff and Sedgwick. The Board has determined that each of Ms. Nachtsheim and Messrs. Boyadjieff and Sedgwick is independent as defined under Nasdaq rules. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, develop and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board. The Nominating and Corporate Governance Committee is authorized to retain any such advisers or consultants. For information relating to nominations of directors by our stockholders, see “—Director Candidates” above. Our Nominating and Corporate Governance Committee was formed in 2004.

The charter of the Nominating and Corporate Governance Committee is attached to this proxy statement as Appendix E.

Audit Committee’s Pre-approval Policy and Procedures

Our Audit Committee pre-approves all services, including both audit and non-audit services, provided by our independent accountants for the purpose of maintaining the independence of our independent public accountants. For audit services, each year the independent auditor provides us with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences. The independent accountants also submit an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences. The Audit Committees Pre-Approval Procedures are attached hereto as Appendix I.

Each year, management also submits to the Audit Committee a list of non-audit services that it recommends the independent accountants be engaged to provide and an estimate of the fees to be paid for each. Management and the independent accountants must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of the auditor and would be permissible under all applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Management and the independent accountants report to the Audit Committee at each of its regularly scheduled meetings as to the non-audit services actually provided by the independent accountants and the approximate fees incurred by us for those services.

During 2003, no services were provided to us by PricewaterhouseCoopers LLP or any other accounting firm other than in accordance with the pre-approval policies and procedures described above.

DIRECTOR COMPENSATION

During 2003, we paid each of our non-employee directors, other than Dr. Reagan, the Chairman during 2003 until December 19th, an annual fee of $7,000 for his or her services as a director. We paid an annual fee of $14,000 to the Chairman. The directors’ fees are payable in shares of our common stock at the directors’ option. In addition, each non-employee director receives $1,000 plus expenses for each Board meeting attended. Non-employee directors also receive a fee of $500 for each Board meeting held via teleconference. Non-employee directors who serve on committees of the Board also receive $600 for each committee meeting attended. Committee chairmen receive $750 for each committee meeting attended. In October 2003, the Board elected to receive their fees in the form of shares of our common stock, in lieu of cash. The Board will receive an aggregate of 82,880 shares of common stock as compensation for fees in 2003. Mr. Boyadjieff joined our Board on December 19, 2003, as Chairman. We have agreed to grant Mr. Boyadjieff options to purchase 390,000 shares of our common stock upon the amendment of our charter, as contemplated in Proposal 2.

Directors may also receive options to purchase shares of common stock under our 1997 Stock Incentive Plan. During 2003, the non-employee Board members received options to purchase the following number of shares, all at an exercise price of $0.96 per share:  Mr. Murakami—no shares; Dr. Reagan—9,599 shares; Mr. Sedgwick—2,560 shares; and Mr. Stempel—2,560 shares, and options to purchase the following number of shares all at an exercise price of $2.88 per share:  Mr. Murakami—no shares; Dr. Reagan—14,000 shares; Mr. Sedgwick—7,000 shares; and Mr. Stempel—7,000 shares. The following three non-employee directors, Ms. Nachtsheim and Messrs. Berry and Jaffe, joined the Board in April 2003, and each received options to purchase 20,000 shares all at an exercise price of $0.98. For a summary of option grants we made to Mr. Hood in 2003, please see “Executive Officer Compensation—Option Grants in Last Fiscal Year” below.

CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

Teijin Limited

On April 9, 1997, we signed a comprehensive set of collaborative agreements with one of our major suppliers of raw materials, Teijin Limited. The agreements provided for, among other things, the purchase by Teijin of 667,000 shares of our common stock at a price of $7.50 per share; a guarantee by Teijin of a $10 million loan for Southwall; and an agreement to collaborate to achieve closer marketing and product development ties between the two companies. We agreed to pay a loan guarantee fee to Teijin at the rate of .5625% per year on the outstanding balance of the loan guaranteed by Teijin. We paid a loan guarantee fee of approximately $100,000 to Teijin during 2003. Pursuant to letter agreements dated March 28, 2002 and May 9, 2002, between Teijin and us, we repaid $2.5 million of the loan guaranteed by Teijin with a portion of the proceeds of our public stock offering in 2002. On November 5, 2003, we defaulted on the debt supported by the Teijin guarantee and Teijin honored its guarantee by satisfying the obligation. Under the terms of Teijin’s guarantee, we were obligated to immediately repay the amounts paid by Teijin. As part of our restructuring plan, we entered into an agreement with Teijin to satisfy Teijin’s claim. The agreement included a payment schedule that spread the payments out over a period of four years until 2008. The obligations owed to Teijin will not accrue interest if paid according to the payment schedule. Teijin previously held a security interest in one of our production machines which they have released. We may dispose of the machine provided that we pay to Teijin the net proceeds of any disposition. Our obligations to Teijin are guaranteed by our subsidiary, Southwall Europe GmbH.

Also, we agreed to use best efforts to elect a Teijin nominee to our Board of Directors. Mr. Noriyuki Nakamura, as the President and CEO of Teijin Holdings USA, a subsidiary of Teijin Limited, was appointed to our Board of Directors in July 2002. Mr. Nakamura resigned from our Board of Directors in March 2004, and Teijin has not sought to appoint a successor. During 2003, we paid Teijin approximately $2.0 million for purchases of raw material substrates.

Transactions Involving Officers and Directors

In April 1997, we entered into a development and technology agreement with Energy Conversion Devices, Inc., or ECD. Robert C. Stempel, a Director of Southwall since May 2000, is the Chairman of ECD. Mr. Stempel is not standing for re-election to the Board at the annual meeting. This agreement provides that we will pursue with ECD the commercialization of the process of sputter coating on flexible substrates using PECVD processes. The agreement further provides that we will pay ECD a royalty in an amount based upon the sales volume of product produced through the PECVD process. We agreed to pay to ECD 2.25% of net sales received by us in connection with PECVD technology for five years and 1.25% of net sales after that. To date, the process has not been commercialized and we have not paid ECD royalties under the agreement. In February 1999, we entered into an equipment purchase contract with ECD pursuant to which ECD agreed to modify one of our production machines (PM 7) so that the machine would produce our products by means of the PECVD process. We paid ECD approximately $10,000 in 2000, $290,000 in 2001, nothing in 2002 and $187,000 during 2003 in connection with its conversion of PM 7 to the use of PECVD technology. We disposed of PM7 during our restructuring in December 2003, and no further payments to ECD are expected under the agreement.

During 1998, 1999, 2000, 2001 and 2002, we lent $43,875, $25,313, $0, $18,750 and $14,700, respectively, to Thomas G. Hood, our President and Chief Executive Officer and a director, to permit him to exercise stock options that were about to expire at a time when he was not able to sell the shares issuable upon exercise to pay the exercise price. The indebtedness is represented by full recourse notes payable to us, which were due on June 30, 2003, each bearing interest at the rate of 7.0% per annum. The largest amount of indebtedness outstanding under these notes at any time during 2003 was $130,731. We forgave the amounts due under these notes on June 30, 2003.

We believe that all transactions described above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. Future transactions, if any, with our executive officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties and will be approved by a majority of the Board of Directors and by a majority of our disinterested directors.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth information required under applicable SEC rules about the compensation for each of the last three fiscal years of our Chief Executive Officer and our four most highly compensated other executive officers who were serving as officers on December 31, 2003.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary(1)	Bonus(1)	Securities Underlying Options	All Other Compensation(2)
Thomas G. Hood	2003	$290,354	$130,731	60,000	$1,000
President and Chief Executive Officer	2002	297,512	—	50,000	1,000
	2001	270,000	123,571	50,000	1,000
Wolfgang Heinze	2003	221,224	28,482	10,000	—
Vice-President, General Manager	2002	163,660	70,545	20,000	—
Dresden Operations	2001	175,910	—	—	—
Michael E. Seifert(3)	2003	214,477	—	25,000	—
Senior Vice President and	2002	—	—	—	—
Chief Financial Officer	2001	—	—	—	—
Sicco W. T. Westra	2003	211,650	—	15,000	529
Senior Vice-President and	2002	219,469	—	20,000	516
Marketing	2001	195,000	50,821	30,000	1,000
Bruce M. Lairson	2003	185,054	—	25,000	1,000
Vice President, Product and Technology	2002	161,846	—	34,000	1,000
Development	2001	47,961	35,018	20,000	1,000

(1)          The amounts listed under Salary and Bonus include amounts deferred pursuant to our 401(k) Plan.

(2)          The amounts listed under “All Other Compensation” consist of our matching contributions under our 401(k) Plan.

(3)          Mr. Seifert joined Southwall in December 2002 as Senior Vice President, Chief Financial Officer and Secretary and resigned in January 2004.

Option Grants in Last Fiscal Year

The following table contains information concerning each stock option we granted to the named executive officers during 2003.

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Annual Rates of Stock Price Appreciation for Option Terms(3)
Name	Granted (1)	Fiscal Year	($/Sh)(2)	Date	5%	10%
Thomas G. Hood	60,000	8.3%	$2.28	02/25/13	$86,033	$218,024
Wolfgang Heinze	10,000	1.4%	2.28	02/25/13	14,339	36,337
Michael E. Seifert	25,000	3.5%	2.28	02/25/13	35,847	90,843
Sicco W.T. Westra	15,000	2.1%	2.28	02/25/13	21,508	54,506
Bruce M. Lairson	25,000	3.5%	2.28	02/25/13	35,847	90,843

(1)          Option grants were made under our 1997 Stock Incentive Plan. All of the options vest in fourequal annual installments, beginning one year after the grant date. In the event of certain corporate transactions such as an acquisition or sale of the our assets, the outstanding options of the named executive officers will become immediately exercisable for fully vested shares of common stock, unless the options are assumed or substituted with a comparable option by the acquiring company or its parent. In any event, the our Compensation Committee may accelerate the vesting of outstanding options upon certain corporate transactions or involuntary terminations following a corporate transaction.

(2)          We granted all options at an exercise price per share equal to the fair market value of the common stock on the date of grant. The exercise price may be paid in cash or cash equivalents, in shares of the underlying common stock valued at fair market value on the exercise date or in a same-day sale program with the assistance of a designated brokerage firm.

(3)          The potential realizable values at assumed 5% and 10% annual rates of compounded stock price appreciation for the terms of the options are based on the fair market value or deemed fair market value of the common stock used by us for accounting purposes, as applicable, and do not represent our estimates or projections of its future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Fiscal Year-End Option Values

The following table sets forth information required under applicable SEC rules concerning the number and value of unexercised stock options held as of December 31, 2003, by each of the named executive officers. None of the named executive officers exercised any options in 2003. We determined the value of unexercised in-the-money options by calculating the difference between the exercise price per share payable upon exercise of these options and the closing price of our common stock on the Nasdaq National Market at December 31, 2003, which was $0.96 per share.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		In-the-Money Options at Fiscal Year-End
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas G. Hood	244,502	125,714	$0	$0
Wolfgang Heinze	29,465	25,535	$0	$0
Michael E. Seifert	18,750	81,250	$0	$0
Sicco W.T. Westra	91,015	36,785	$0	$0
Bruce M. Lairson	18,500	60,500	$0	$0

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2003, regarding the 1997 Stock Incentive Plan, 1998 Stock Option Plan for Employees and Consultants and 1997 Employee Stock Purchase Plan. Our stockholders previously approved the 1997 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan and all amendments that were subject to stockholder approval. On March 25, 2004, our Board of Directors adopted an amendment to the 1997 Stock Incentive Plan to increase the number of shares reserved for issuance thereunder to 6,150,000 and to eliminate the evergreen provisions that automatically on the first day of each year have increased the number of shares available for issuance, and directed that such amendment be submitted to the stockholders for their approval.

The 1998 Plan has not previously been approved by our stockholders. The 1998 Plan, adopted by our Board of Directors in August 1998, reserved an aggregate of 250,000 shares of common stock for issuance, and the number of shares reserved for issuance under the plan automatically increases at the beginning of each year by 150,000. Only non-officer employees and consultants and other independent advisors are eligible to receive grants under the 1998 Plan. No one person in the 1998 Plan may receive options for more than 100,000 shares in any calendar year. The 1998 Plan is administered by the Compensation

Committee, which has the authority to construe and interpret the plan and any agreement made under the 1998 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 1998 Plan. The 1998 Plan is divided into two separate equity programs:  a discretionary option grant program and a stock issuance program. Under the discretionary option grant program eligible persons may be granted options to purchase common stock. The exercise price, which shall be at least 85% of fair market value of our common stock, the vesting, the term and other provisions of such options are determined by the Compensation Committee. The vesting of options held by non-officer employees under the 1998 Plan automatically accelerates upon certain change of control transactions unless such options are assumed or replaced by the surviving corporation. Under the stock issuance program of the 1998 Plan, eligible persons may be issued shares of common stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to us. The purchase price for shares under the stock issuance program will be at least fair market value of our common stock. The Compensation Committee will determine the vesting, if any, and other provisions of such stock issuances. Any rights of us to repurchase shares under the stock issuance program will terminate automatically upon certain change of control transactions. On March 25, 2004, our Board of Directors adopted an amendment to the 1998 Plan to increase the number of shares reserved for issuance thereunder to 2,400,000 and to eliminate the evergreen provisions that automatically increase the number of shares available for issuance, and directed that such amendment be submitted to the stockholders for their approval. We are seeking approval by our stockholders of the 1998 Plan, as amended, at the annual meeting. See Proposal 4 above for additional information about the 1998 Plan.

	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Stock Options (a)	Weighted-Average Exercise Price of Outstanding Stock Options (b)	Number of Shares of Common Stock Remaining Available for Future Issuance (excluding those in column (a)) Under the Stock Option Plans (c)
Plans Approved by Stockholders:
1997 Stock Incentive Plan (1)	1,505,549	$4.08	149,874
1997 Employee Stock Purchase Plan (2)	Not applicable
Plans Not Approved by Stockholders:
1998 Stock Option Plan for Employees and Consultants (1)	582,110	$5.20	300,663
Total	2,087,659	$4.39	450,537

(1)          In addition to the issuance of stock options, each of the 1997 Plan and the 1998 Plan allows for the issuance of stock and restricted stock.

(2)          A total of 325,000 shares of common stock are reserved for issuance under the 1997 Employee Stock Purchase Plan. Through April 19, 2004, we had issued 247,334 shares under the 1997 Employee Stock Purchase Plan. In addition, an offering period under the Plan is currently in effect and scheduled to expire on May 31, 2004, on which date we will issue an additional number of shares to be determined at such time.

Severance Agreements

We have a severance policy that covers all of our officers, including the named executive officers (other than Mr. Seifert, who ceased to be covered by the policy upon his resignation from Southwall in January 2004), and some of our key employees, under which they may become entitled to annual benefits in connection with certain changes in control of Southwall affected by merger, liquidation or tender offer.

Under the policy, each participant may become entitled to a lump sum severance payment upon his or her involuntary termination within 24 months after a change in control. The cash payment will be equal to (i) in the case of our chief executive officer, two times the sum of the chief executive officer’s annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year and (ii) in the case of each other participant, between one and one and one-half times, as determined by our Board of Directors, the sum of the participant’s annual rate of base salary in effect at the time of his or her involuntary termination plus the bonuses earned by him or her for the immediately preceding fiscal year. In addition, the amount paid to each participant will be grossed up if the amount received by the participant is subject to federal excise tax as an “excess parachute payment.”

If benefits had become due as of December 31, 2003 under the severance policy, the maximum cash amounts payable to each of the named executive officers would be as follows: Mr. Hood, $550,000; Mr. Heinze, $331,835; Mr. Lairson, $210,000; Mr. Seifert, $300,000; and Mr. Westra, $292,500.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

It is the duty of the members of the Board of Directors to set the base salary of certain executive officers and to administer our benefit plans. In addition, the Board approves the individual bonus programs to be in effect for certain executive officers each fiscal year. The Board acts pursuant to recommendations of our Compensation Committee. The Compensation Committee administers 1997 Plan, under which stock option grants may be made to such officers and other key employees. The Compensation Committee held five meetings during 2003.

For 2003, the Board established the compensation payable to Mr. Hood, President and Chief Executive Officer, and all other of our executive officers.

General Compensation Policy.   Our executive compensation policy is competitive in order to recruit, retain and motivate people of needed capabilities. For executives, we strive to link total compensation to performance. Base compensation, benefits and perquisites are intended to be competitive. Incentive compensation is provided in the form of cash bonuses and stock options. We anticipate that the compensation levels of our executive officers will generally be reviewed in the early part of each fiscal year.

Factors.   Several of the more important factors that were considered in establishing the components of each executive officer’s compensation package for 2003 are summarized below.

Base Salary.   The base salary for each executive officer is set on the basis of personal performance and salary levels for comparable positions at companies with revenue levels comparable to that of Southwall. Information regarding comparable salary levels is obtained from published surveys of companies that may or may not be in industries comparable to that of Southwall. Generally, we target base salaries at the mid-point of such market data.

Annual Incentive Compensation.   The annual pool of bonuses for executive officers is determined solely on the basis of our achievement of the financial performance targets established at the start of the fiscal year. Actual bonuses paid reflect an individual’s accomplishment of both corporate and functional objectives, with substantially greater weight being given to achievement of corporate rather than functional objectives. In particular, approximately 70% of an executive’s target bonus is based on achieving corporate objectives and the balance on achieving the executive’s functional objectives, such as profitability improvement, asset management, market position, product leadership and key projects. These factors are evaluated on a subjective basis without specific weighting.

Long-Term Incentive Compensation.   In 2003, the Compensation Committee approved stock option grants to each of the named executive officers under our 1997 Plan. The grants are designed to align the interests of each of the named executive officers with those of the stockholders and provide each such individual with a significant incentive to manage Southwall from the perspective of an owner with an equity stake in Southwall. The decision to award options to certain officers and the number of shares subject to each such option grant was based upon the officer’s type and level of function, criticality of function, contribution and performance against objectives as described above. The Committee considers the number of options already held by executives when approving new options to executives. Each option grant allows the officer to acquire shares of common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to seven years). Accordingly, the option will provide a return to the executive officer only if the market price of the common stock appreciates over the option term.

CEO Compensation.   The annual base salary for 2003 for our President and Chief Executive Officer, Mr. Hood, was established primarily on the basis of Mr. Hood’s personal performance and the range of base salaries paid to the chief executive officers of companies with comparable revenue levels. Mr. Hood’s 2003 salary was within the range of base salaries paid to the chief executive officers of comparable companies. The option grants made to Mr. Hood that were based upon his position and a subjective evaluation of his performance, were intended to place a significant portion of his total compensation at risk, since the options will have no value unless there is appreciation in the value of the common stock over the option term.

Deduction Limit for Executive Compensation.   Section 162(m) of the Internal Revenue Code of 1986, as amended, limits federal income tax deductions for compensation paid after 1993 to the chief executive officer and the four other most highly compensated officers of a public company to $1 million per year, but contains an exception for performance-based compensation that satisfies certain conditions. We do not believe that the components of our compensation will be likely to exceed $1 million per year for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, we will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. Our policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

The Compensation Committee

Joseph B. Reagan, Chairman
Bruce M. Jaffe
Walter C. Sedgwick

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is composed of Joseph B. Reagan, Bruce M. Jaffe and Walter C. Sedgwick. Neither Dr. Reagan nor Messrs. Jaffe nor Sedgwick has at any time since our formation been an officer or employee of Southwall. None of our executive officers currently serves, or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. Ms. Nachtsheim is expected to replace Mr. Jaffe who is not standing for reelection.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The primary duties and responsibilities of the Audit Committee are to:  (1) select and approve our independent auditors; (2) serve as an independent and objective party to monitor our financial reporting process and internal control systems; (3) review and appraise the audit efforts of our independent auditors and internal audit department; (4) review the independent auditors’

fee; and (5) provide an open avenue of communication among the independent auditors, financial and senior management and the Board of Directors.

The Audit Committee consists of three members, each of whom is independent (as defined by listing standards that govern companies, the shares of which are listed on Nasdaq). The Board of Directors has determined that the members of the Audit Committee satisfy the requirements of Nasdaq as to independence, financial literacy and expertise. In addition, the Board of Directors has determined that each of Messrs. Berry and Jaffe is an audit committee financial expert as defined by the SEC and has the requisite financial sophistication to satisfy the requirements of Nasdaq. The Audit Committee operates under a written charter, approved by the Board of Directors, which was last amended in April 2004. The amended charter is attached to this proxy statement as Appendix C. Mr. Boyadjieff and Dr. Reagan are expected to replace Messrs. Stempel and Jaffe as a members of the Audit Committee, following Mr. Stempel’s and Mr. Jaffe’s retirements from the Board effective at the annual meeting. Mr. Berry will assume the role as Chairman of the Audit Committee following the annual meeting.

In fulfilling its oversight responsibilities regarding the 2003 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards), including the process used by management in formulating particularly sensitive accounting estimates and the basis for the conclusions of the independent accountants regarding the reasonableness of those estimates.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of Southwall’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Southwall, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and received by the Committee.

The Audit Committee discussed with Southwall’s independent auditors the overall scope and plans for their audits in 2004. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Southwall’s internal controls, and the overall quality of Southwall’s financial reporting. The Audit Committee held three meetings during 2003.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

The Audit Committee

Robert C. Stempel (Chairman)
William A. Berry
Bruce M. Jaffe

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

The following performance graph assumes an investment of $100 on December 31, 1998 and compares the changes thereafter in the market price of our common stock with a broad market index (Cordedata Market Index—Composite Market Value, formerly call Media General Financial Services—Composite Market Value) and an industry index (Coredata Industry Index—General Building Materials, formerly called MGFS Group—General Building Materials). We paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect fiscal year-end dates and do not reflect fluctuations between those dates.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG SOUTHWALL TECHNOLOGIES INC.,
COREDATA MARKET INDEX AND COREDATA INDUSTRY INDEX

ASSUMES $100 INVESTED ON DEC. 31, 1998
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2003

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Southwall Technologies Inc.	$100.00	$102.78	$63.89	$158.89	$69.56	$21.33
General Building Materials	$100.00	$85.56	$87.34	$95.50	$92.70	$125.54
Media General Index	$100.00	$121.99	$110.12	$97.50	$77.45	$103.11

The Compensation Committee Report on Executive Compensation, the Report of the Audit Committee and the Comparison of Cumulative Total Stockholder Return information above shall not be deemed “soliciting material” or incorporated by reference into any of our filings with the SEC by implication or by any reference in any such filing to this proxy statement.

INDEPENDENT AUDITOR FEES AND SERVICES

The following table shows the fees paid or accrued by us for the audit and other services provided by PricewaterhouseCoopers LLP for 2003 and 2002.

	2003		2002
Audit fees(1)	$451,072		$797,512
Audit-related fees(2)	50,257		160,913
Tax fees(3)	112,545		20,804
All other fees	—		—
Total	$613,874	(4)	$979,229

(1)          Audit feesrepresent fees for professional services provided in connection with the audit of our financial statements, 401(k) plan and statutory audits for the fiscal years ended December 31, 2003 and December 31, 2002, and the reviews of quarterly reports on Form 10-Q filed during 2003 and 2002.

(2)          Audit-related fees primarily represent fees for professional services provided in connection with our 2002 follow-on public offering and fees for professional services provided in connection with discussions regarding corporate governance requirements under the Sarbanes-Oxley Act and related rules and regulations.

(3)          For 2003 and 2002, tax fees consisted of fees for tax compliance, tax advice and tax planning.

(4)   Does not include approximately $75,000 to $150,000 of additional audit fees associated with 2003 audit services performed by PricewaterhouseCoopers LLP in regards to our financing and restructuring activities, performed in 2004.

All audit and non-audit services provided by PricewaterhouseCoopers LLP are approved by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

PricewaterhouseCoopers LLC will not be in attendance at the company’s annual meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our officers and directors and persons who own more than ten percent of our common stock to file reports with the SEC disclosing their ownership of stock in Southwall and changes in such ownership. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports received by us and the written representations received from one or more such persons, we believe that, during 2003 all such filing requirements were complied with in a timely fashion.

STOCKHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders must be presented on or before                   , 2005 for inclusion in the proxy materials relating to that meeting and on or before                   , 2005for matters to be considered timely such that, pursuant to Rule 14a-4 under the Exchange Act, we may not exercise our discretionary authority to vote on such matters at that meeting. Any such proposals should be sent to us at our principal offices addressed to our corporate Secretary. Other requirements for inclusion are set forth in Rules 14a-4 and 14a-8 under the Exchange Act.

OTHER BUSINESS

We know of no other business that may be presented for consideration at the 2004 annual meeting. If any other matters are properly presented to the annual meeting, however, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

The Board hopes that stockholders will attend the annual meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the annual meeting may vote their shares personally even though they have sent in their proxies.

/s/ Maury Austin
By Order of the Board of Directors
Maury Austin
Secretary

Palo Alto, California
                  , 2004

Appendix A

SOUTHWALL TECHNOLOGIES INC.
1997 STOCK INCENTIVE PLAN
(As amended March 25, 2004)

ARTICLE ONE

GENERAL PROVISIONS

I.   PURPOSE OF THE PLAN

This 1997 Stock Incentive Plan is intended to promote the interests of Southwall Technologies Inc., a Delaware corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation. Effective May 21, 1997, this Plan shall supersede and serve as the successor equity incentive program to the Southwall Technologies Restated 1987 Stock Option Plan (“Predecessor Plan”).

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.   STRUCTURE OF THE PLAN

A.    The Plan shall be divided into four separate equity programs:

           (i)  the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

         (ii)  the Salary Investment Option Grant Program under which eligible employees may elect to have a portion of their base salary invested each year in special option grants,

        (iii)  the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary),

         (iv)  the Director Fee Option Grant Program under which non-employee Board members may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special option grant.

B.     The provisions of Articles One and Seven shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.    ADMINISTRATION OF THE PLAN

A.    Administration of the Plan may, at the Board’s discretion, be vested in one or more committees consisting of members of the Board, or the Board may retain the power to administer the Plan.

B.     Members of a committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any committee and reassume all powers and authority previously delegated to such committee.

C.     Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs under its jurisdiction or any option or stock issuance thereunder.

D.    Service on a committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of a committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

E.     Administration of the Director Fee Option Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any option grant or stock issuances made under that program.

IV.   ELIGIBILITY

A.    The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are as follows:

           (i)  Employees,

         (ii)  non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

        (iii)  consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.     Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding and (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration for such shares.

C.     The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Discretionary Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

D.    All non-employee Board members shall be eligible to participate in the Director Fee Option Grant Program.

V.   STOCK SUBJECT TO THE PLAN

A.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed 6,150,000 shares plus the number of shares which remain available for issuance, as of the Plan Effective Date, under the Predecessor Plan as last approved by the Corporation’s stockholders, including the shares subject to the outstanding options to be incorporated into the Plan and the additional shares which would otherwise be available for future grant.

B.     [Intentionally omitted.].

C.     No one person participating in the Plan may receive options for more than 1,000,000 shares of Common Stock in the aggregate per calendar year, beginning with the 1997 calendar year.

D.    Shares of Common Stock subject to outstanding options (including options incorporated into this Plan from the Predecessor Plan) shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation, at the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

E.     If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which any one person may be granted stock options and direct stock issuances under this Plan per calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan and (v) the number and/or class of securities and price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I.   OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.   Exercise Price.

1.      The exercise price per share shall be fixed by the Plan Administrator but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the option grant date.

2.      The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Six and the documents evidencing the option, be payable in one or more of the forms specified below:

           (i)  cash or check made payable to the Corporation,

          (ii)  shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

        (iii)  to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.   Exercise and Term of Options.   Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.   Effect of Termination of Service.

1.      The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

           (i)  Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for up to eighteen (18) months (or such other period of time determined by the Plan Administrator and set forth in the documents evidencing the option), but no such option shall be exercisable after the expiration of the option term.

          (ii)  Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised, by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution, for up to eighteen (18) months (or such other period of time determined by the Plan Administrator and set forth in the documents evidencing the option), but no such option shall be exercisable after the expiration of the option term.

        (iii)  Unless the Plan Administrator determines otherwise, if the Optionee’s Service is terminated for Misconduct or for Unsatisfactory Performance, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

         (iv)  During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. The option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares. If the Optionee accepts or begins employment during the post-Service exercise period with a competitor as determined by the Plan Administrator, the option for vested shares which is exercisable on the date of the Optionee’s cessation of Service may, subject to the Plan Administrator’s discretion, terminate and cease to be outstanding for any vested shares for which the option has not been exercised. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.

2.      The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

           (i)  extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

          (ii)  permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D.   Stockholder Rights.   The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E.   Repurchase Rights.   The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.   Limited Transferability of Options.   During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee’s death. However, a Non-Statutory Option may, in connection with the Optionee’s estate plan, be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II.   INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A.   Eligibility.   Incentive Options may only be granted to Employees.

B.   Exercise Price.   The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C.   Dollar Limitation.   The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

D.   10% Stockholder.   If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.   CORPORATE TRANSACTION/CHANGE IN CONTROL

A.    In the event of any Corporate Transaction, the Plan Administrator shall have full power and authority exercisable, either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program upon the occurrence of any Corporate Transaction, so that immediately prior to the effective date of the Corporate Transaction, the option becomes fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall not so accelerate if and to the extent:  (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B.     All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C.     Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D.    Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options and direct stock issuances under the Plan per calendar year.

E.     Notwithstanding Section III.A. of this Article Two, the Plan Administrator shall have the discretionary authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed or replaced in the Corporate Transaction. In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Corporate Transaction shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full, even in the event the options are to be assumed.

F.     The Plan Administrator shall have full power and authority exercisable, either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program in the event the Optionee’s Service subsequently terminates by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those options are assumed or replaced and do not otherwise accelerate. Any options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full.

G.    The Plan Administrator shall have full power and authority exercisable, either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program upon (i) a Change in Control or (ii) the subsequently termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control. Each option so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Optionee’s cessation of Service. In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Change in Control or Involuntary Termination shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full.

H.    The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

I.      The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.   CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Discretionary Option Grant Program (including outstanding options incorporated from the Predecessor Plan) and to grant in substitution new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new grant date.

ARTICLE THREE

SALARY INVESTMENT OPTION GRANT PROGRAM

I.   OPTION GRANTS

A committee consisting of members of the Board shall have the sole and exclusive authority to determine the calendar year or years (if any) for which the Salary Investment Option Grant Program is to be in effect and to select the Employees eligible to participate in the Salary Investment Option Grant Program for those calendar year or years. Each selected individual who elects to participate in the Salary Investment Option Grant Program must, prior to the start of each calendar year of participation, file with the Plan Administrator (or its designate) an irrevocable authorization directing the Corporation to reduce his or her base salary for that calendar year by an amount not less than Ten Thousand Dollars ($10,000.00) nor more than Fifty Thousand Dollars ($50,000.00). A committee of Board members shall have complete discretion to determine whether to approve the filed authorization in whole or in part. To the extent a committee approves the authorization, the individual who filed that authorization shall be granted an option under the Salary Investment Grant Program on or before the last trading day in January for the calendar year for which the salary reduction is to be in effect. All grants under the Salary Investment Option Grant Program shall be at the sole discretion of a committee consisting of Board members.

This program enables specific Employees to defer compensation in the form of stock options and thus defer taxes on compensation that would otherwise be received in salary over the year. As indicated in Section II, this program effectively enables a highly compensated Employee to defer taxes on his or her salary by setting aside a portion of next year’s salary (prior to the beginning of the calendar year) so that he or she may “purchase” an option with an exercise price equal to one third of the fair market value on the grant date.

II.   OPTION TERMS

Each option shall be a Non-Statutory Option evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A.    Exercise Price.

1.      The exercise price per share shall be thirty-three and one-third percent (33-1/3%) of the Fair Market Value per share of Common Stock on the option grant date.

2.      The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.     Number of Option Shares.   The number of shares of Common Stock subject to the option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X                 A ÷ (B x 66-2/3%), where

X                 is the number of option shares,

A                 is the dollar amount of the approved reduction in the Optionee’s base salary for the calendar year, and

B                  is the Fair Market Value per share of Common Stock on the option grant date.

C.     Exercise and Term of Options.   The option shall become exercisable in a series of twelve (12) successive equal monthly installments upon the Optionee’s completion of each calendar month of Service in the calendar year for which the salary reduction is in effect. Each option shall have a maximum term of ten (10) years measured from the option grant date.

Example:   Employee X sets aside $30,000 of salary prior to the beginning of the calendar year. If the fair market value of the stock is $9 per share on the subsequent grant date, he will effectively be entitled to buy (using his salary reduction) 5,000 option shares with an exercise price of $3 per share. The number of option shares (5,000) is determined by the amount of salary deferred ($30,000) divided by the “spread” ($9 minus $3) on the grant date. The 5,000 shares will become exercisable in twelve equal installments over the year. The employee will be taxed when, if ever, he exercises the option to purchase at $3 per share.

D.    Effect of Termination of Service.   Should the Optionee cease Service for any reason while holding one or more options under this Article Three, then each such option shall remain exercisable, for any or all of the shares for which the option is exercisable at the time of such cessation of Service, until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Service. Should the Optionee die while holding one or more options under this Article Three, then each such option may be exercised, for any or all of the shares for which the option is exercisable at the time of the Optionee’s cessation of Service (less any shares subsequently purchased by Optionee prior to death), by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. Such right of exercise shall lapse, and the option shall terminate, upon the earlier of (i) the expiration of the ten (10)-year option term or (ii) the three (3)-year period measured from the date of the Optionee’s cessation of Service. However, the option shall, immediately upon the Optionee’s cessation of Service for any reason, terminate and cease to remain outstanding with respect to any and all shares of Common Stock for which the option is not otherwise at that time exercisable.

III.   CORPORATE TRANSACTION/CHANGE IN CONTROL

A.    In the event of any Corporate Transaction while the Optionee remains in Service, each outstanding option held by such Optionee under this Salary Investment Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. Each such outstanding option shall be assumed by the successor corporation (or parent thereof) in the Corporate Transaction and shall remain exercisable for the fully-vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Service.

B.     In the event of a Change in Control while the Optionee remains in Service, each outstanding option held by such Optionee under this Salary Investment Option Grant Program shall automatically accelerate so that each such option shall immediately become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. The option shall remain so exercisable until the earlier or (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Service.

C.     The Plan Administrator may provide that, upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each of his or her outstanding option grants. The Optionee shall in return be entitled to a cash distribution from the

Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required in connection with such option surrender and cash distribution.

D.    The grant of options under the Salary Investment Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.   REMAINING TERMS

The remaining terms of each option granted under the Salary Investment Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I.   STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

A.    Purchase Price.

1.      The purchase price per share shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2.      Subject to the provisions of Section I of Article Seven, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

           (i)  cash or check made payable to the Corporation, or

          (ii)  past services rendered to the Corporation (or any Parent or Subsidiary).

B.     Vesting Provisions.

1.      Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.

2.      Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3.      The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4.      Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to the surrendered shares.

5.      The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

II.   CORPORATE TRANSACTION/CHANGE IN CONTROL

A.    All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B.     Notwithstanding Section II.A. of this Article Four, the Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event of a Corporate Transaction, whether or not those repurchase rights are to be assigned to the successor corporation (or its parent) in connection with such Corporate Transaction.

C.     The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those repurchase rights are assigned to the successor corporation (or parent thereof).

D.    The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest upon (i) a Change in Control or (ii) the subsequent termination of the Participant’s Service by reason of an

Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control or Involuntary Termination.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FIVE

DIRECTOR FEE OPTION GRANT PROGRAM

I.   OPTION GRANTS

Each non-employee Board member may elect to apply all or any portion of the annual retainer fee otherwise payable in cash for his or her service on the Board to the acquisition of a special option grant under this Director Fee Option Grant Program. Such election must be filed with the Corporation’s Chief Financial Officer prior to the first day of the calendar year for which the annual retainer fee which is the subject of that election is otherwise payable. Each non-employee Board member who files such a timely election shall automatically be granted an option under this Director Fee Option Grant Program on the first trading day in January in the calendar year for which the annual retainer fee which is the subject of that election would otherwise be payable.

This program enables a non-employee Board member to defer compensation in the form of stock options and thus defer taxes on compensation that he or she would have otherwise received as a director fee during the year. As indicated in Section II, this program effectively enables a non-employee director to defer taxes on his or her director fee by setting aside a portion of next year’s fee (prior to the beginning of the calendar year) so that he or she may use that fee to “purchase” an option with an exercise price equal to one third of the fair market value on the grant date.

II.   OPTION TERMS

Each option shall be a Non-Statutory Option governed by the terms and conditions specified below.

A.    Exercise Price.

1.      The exercise price per share shall be thirty-three and one-third percent (33-1/3%) of the Fair Market Value per share of Common Stock on the option grant date.

2.      The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.     Number of Option Shares.   The number of shares of Common Stock subject to the option shall be determined pursuant to the following formula (rounded down to the nearest whole number):

X                 A ÷ (B x 66-2/3%), where

X                 is the number of option shares,

A                 is the portion of the annual retainer fee subject to the non-employee Board member’s election, and

B                  is the Fair Market Value per share of Common Stock on the option grant date.

C.     Exercise and Term of Options.   The option shall become exercisable for fifty percent (50%) of the option shares upon the Optionee’s completion of six (6) months of Board service in the calendar year for which his or her election under this Director Fee Option Grant Program is in effect, and the balance of the option shares shall become exercisable in a series of six (6) successive equal monthly installments upon the Optionee’s completion of each additional month of Board service during that calendar year. Each option shall have a maximum term of ten (10) years measured from the option grant date.

Example:    Director X sets aside $12,000 of her fee prior to the beginning of the calendar year. If the fair market value of the stock is $9 per share on the grant date, she will effectively be entitled to buy (using her fee reduction) 2,000 option shares with an exercise price of $3 per share. The number of option shares (2,000) is determined by the amount of fee deferred ($12,000) divided by the “spread” ($9 minus $3) on the grant date. The 1,000 option shares will become exercisable after six months of service and an additional 1,000 option shares will become exercisable over the following six months in six equal installments. The employee will be taxed when, if ever, she exercises the option to purchase at $3 per share.

D.    Termination of Board Service.   Should the Optionee cease Board service for any reason (other than death or Permanent Disability) while holding one or more options under this Director Fee Option Grant Program, then each such option shall remain exercisable, for any or all of the shares for which the option is exercisable at the time of such cessation of Board service, until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Board service. However, each option held by the Optionee under this Director Fee Option Grant Program at the time of his or her cessation of Board service shall immediately terminate and cease to remain outstanding with respect to any and all shares of Common Stock for which the option is not otherwise at that time exercisable.

E.     Death or Permanent Disability.   Should the Optionee’s service as a Board member cease by reason of death or Permanent Disability, then each option held by such Optionee under this Director Fee Option Grant Program shall immediately become exercisable for all the shares of Common Stock at the time subject to that option, and the option may be exercised for any or all of those shares as fully-vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of such cessation of Board service.

Should the Optionee die after cessation of Board service but while holding one or more options under this Director Fee Option Grant Program, then each such option may be exercised, for any or all of the shares for which the option is exercisable at the time of the Optionee’s cessation of Board service (less any shares subsequently purchased by Optionee prior to death), by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution. Such right of exercise shall lapse, and the option shall terminate, upon the earlier of (i) the expiration of the ten (10)-year option term or (ii) the three (3)-year period measured from the date of the Optionee’s cessation of Board service.

III.   CORPORATE TRANSACTION/CHANGE IN CONTROL

A.    In the event of any Corporate Transaction while the Optionee remains a Board member, each outstanding option held by such Optionee under this Director Fee Option Grant Program shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. Each such outstanding option shall be assumed by the successor corporation (or parent thereof) in the Corporate Transaction and shall remain exercisable for the fully-vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Board service.

B.     In the event of a Change in Control while the Optionee remains in Service, each outstanding option held by such Optionee under this Director Fee Option Grant Program shall automatically accelerate so that each such option shall immediately become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. The option shall remain so exercisable until the earlier or (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date of the Optionee’s cessation of Service.

C.     Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each of his or her outstanding option grants. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to each surrendered option (whether or not the Optionee is otherwise at the time vested in those shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board or any Plan Administrator shall be required in connection with such option surrender and cash distribution.

D.    The grant of options under the Director Fee Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.   REMAINING TERMS

The remaining terms of each option granted under this Director Fee Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

ARTICLE SIX

MISCELLANEOUS

I.   FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II.   TAX WITHHOLDING

A.    The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B.     The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options or unvested shares of Common Stock under the Plan (other than the options granted or the shares issued under the Director Fee Option Grant Program) with the right to use shares of Common Stock in satisfaction of all or part of the Taxes incurred by such holders in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding:   The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

Stock Delivery:   The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

III.   EFFECTIVE DATE AND TERM OF THE PLAN

A.    The Plan shall become effective immediately upon the Plan Effective Date. However, the Salary Investment Option Grant Program shall not be implemented until such time as a committee of Board members may deem appropriate. Options may be granted under the Discretionary Option Grant Program at any time on or after the Plan Effective Date. However, no options granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation’s stockholders. If such stockholder approval is not obtained within twelve (12) months after the Plan Effective Date, then all options previously granted under this Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan.

B.     The Plan shall serve as the successor to the Predecessor Plan, and no further option grants or direct stock issuances shall be made under the Predecessor Plan after the Plan Effective Date. All options outstanding under the Predecessor Plan on the Plan Effective Date shall be incorporated into the Plan at that time and shall be treated as outstanding options under the Plan. However, each outstanding option so incorporated shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock.

C.     One or more provisions of the Plan, including (without limitation) the option/vesting acceleration provisions of Article Two relating to Corporate Transactions and Changes in Control, may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plan which do not otherwise contain such provisions.

D.    The Plan shall terminate upon the earliest of (i) May 21, 2007, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options. Upon such plan termination, all outstanding option grants and unvested stock issuances shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

IV.   AMENDMENT OF THE PLAN

A.    The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

B.     Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant and Salary Investment Option Grant Programs and shares of Common Stock may be issued under the Stock Issuance Program that are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

V.   USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.   REGULATORY APPROVALS

A.    The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any granted option or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B.     No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VII.   NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.    Board shall mean the Corporation’s Board of Directors.

B.     Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i)    the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept, or

(ii)   a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination.

C.     Code shall mean the Internal Revenue Code of 1986, as amended.

D.    Common Stock shall mean the Corporation’s common stock.

E.     Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i)    a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)   the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F.     Corporation shall mean Southwall Technologies Inc., a Delaware corporation, and its successors.

G.    Director Fee Option Grant Program shall mean the special stock option grant in effect for non-employee Board members under Article Five of the Plan.

H.    Discretionary Option Grant Program shall mean the discretionary option grant program in effect under the Plan.

I.      Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J.      Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

K.    Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)    If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as such price is reported on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)   If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.     Hostile Take-Over shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities  pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

M.    Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

N.    Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i)    such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii)   such individual’s voluntary resignation following (a) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (b) a reduction in his or her level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (c) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

O.    Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

P.     1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Q.    Non-Statutory Option shall mean an option not intended to satisfy  the requirements of Code Section 422.

R.    Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant, Salary Investment Option Grant, or Director Fee Option Grant Program.

S.     Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T.     Participant shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

U.    Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Director Fee Option Grant Programs, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

V.    Plan shall mean the Corporation’s 1997 Stock Incentive Plan, as set forth in this document.

W.   Plan Administrator shall mean the particular entity, whether the Board or a particular committee, which is authorized to administer the Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

X.    Plan Effective Date shall mean May 21,1997, the date on which the Plan was adopted by the Board.

Y.    Predecessor Plan shall mean the pre-existing Southwall Technologies Inc. restated 1987 Stock Option Plan, as amended and restated through February 14, 1994, in effect immediately prior to the Plan Effective Date hereunder.

Z.     Salary Investment Option Grant Program shall mean the salary investment grant program in effect under the Plan.

AA.   Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

BB.   Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

CC.   Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

DD.   Stock Issuance Program shall mean the stock issuance program in effect under the Plan.

EE.   Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

FF.   Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

GG.   Taxes shall mean the Federal, state and local income and employment tax liabilities incurred by the holder of Non-Statutory Options or unvested shares of Common Stock in connection with the exercise of those options or the vesting of those shares.

HH.   10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

II.   Unsatisfactory Performance shall include, but is not limited to, the failure of the Optionee to meet performance goals, the failure of Optionee to carry out job responsibilities in a satisfactory manner, the Optionee’s breach of company policy, or the Optionee’s failure to develop satisfactory managerial skills. The Plan Administrator shall have sole discretion to determine if an Optionee’s termination of Service was a result of Unsatisfactory Performance under the Plan. The Plan Administrator’s determination has no effect on the at-will nature of employment that Southwall Technologies Inc. maintains with its employees (see Article Six, Section VII of the Plan). The employment relationship may be terminated at any time, for any reason with or without cause or advance notice.

Appendix B

SOUTHWALL TECHNOLOGIES INC.
1998 STOCK PLAN FOR EMPLOYEES AND CONSULTANTS
(As amended March 25, 2004)

ARTICLE ONE

GENERAL PROVISIONS

I.   PURPOSE OF THE PLAN

This 1998 Stock Plan for Employees and Consultants is intended to promote the interests of Southwall Technologies Inc., a Delaware corporation, by providing non-officer employees who are not members of the Board and certain other eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.   STRUCTURE OF THE PLAN

A.    The Plan shall be divided into two separate equity programs:

           (i)  the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock, and

         (ii)  the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary).

B.     The provisions of Articles One and Four shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.   ADMINISTRATION OF THE PLAN

A.    Administration of the Plan may, at the Board’s discretion, be vested in one or more committees consisting of members of the Board, or the Board may retain the power to administer the Plan.

B.     Members of a committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any committee and reassume all powers and authority previously delegated to such committee.

C.     Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant and Stock Issuance Programs under its jurisdiction or any option or stock issuance thereunder.

D.    Service on a committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of a committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

IV.   ELIGIBILITY

A.    The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are as follows:

           (i)  Employees who are not officers of the Company or members of the Board, and

         (ii)  consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.     Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding and (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration for such shares.

C.     The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Discretionary Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

V.   STOCK SUBJECT TO THE PLAN

A.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock initially reserved for issuance over the term of the Plan shall not exceed 2,400,000 shares.

B.     [Intentionally omitted.]

C.     No one person participating in the Plan may receive options for more than 100,000 shares of Common Stock in the aggregate per calendar year, beginning with the 1998 calendar year.

D.    Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full. Unvested shares issued under the Plan and subsequently canceled or repurchased by the Corporation, at the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants or direct stock issuances under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

E.     If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which any one person may be granted stock options and direct stock issuances under this Plan per calendar year, and (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I.   OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A.    Exercise Price.

1.      The exercise price per share shall be fixed by the Plan Administrator but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the option grant date.

2.      The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Four and the documents evidencing the option, be payable in one or more of the forms specified below:

           (i)  cash or check made payable to the Corporation,

          (ii)  shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

        (iii)  to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.   Exercise and Term of Options.   Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.   Effect of Termination of Service.

1.      The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

           (i)  Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for up to eighteen (18) months (or such other period of time determined by the Plan Administrator and set forth in the documents evidencing the option), but no such option shall be exercisable after the expiration of the option term.

          (ii)  Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised, by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution, for up to eighteen (18) months (or such other period of time determined by the Plan Administrator and set forth in the documents evidencing the option), but no such option shall be exercisable after the expiration of the option term.

        (iii)  Unless the Plan Administrator determines otherwise, if the Optionee’s Service is terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

         (iv)  During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. The option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.

2.      The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

           (i)  extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

          (ii)  permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D.   Stockholder Rights.   The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E.   Repurchase Rights.   The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.   Limited Transferability of Options.   A Non-Statutory Option may, in connection with the Optionee’s estate plan, be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II.   CORPORATE TRANSACTION/CHANGE IN CONTROL

A.    In the event of any Corporate Transaction, the vesting of each option outstanding under the Plan and held by non-officer Employees (as defined in the Plan) shall automatically accelerate upon the occurrence of a Corporate Transaction unless it is expressly assumed or replaced with a comparable option or cash incentive program by the successor corporation or parent thereof; and provided, however, that such provision and modifications shall have no force or effect if the Corporate Transaction would qualify for pooling accounting treatment but for such acceleration. Plan Administrator shall have full power and authority exercisable, either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program upon the occurrence of any Corporate Transaction, so that immediately prior to the effective date of the Corporate Transaction, the option becomes fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall not so accelerate if and to the extent:  (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B.     All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C.     Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

D.    Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments to reflect such Corporate Transaction shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options and direct stock issuances under the Plan per calendar year.

E.     Notwithstanding Section II.A. of this Article Two, the Plan Administrator shall have the discretionary authority, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed or replaced in the Corporate Transaction. In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Corporate Transaction shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full, even in the event the options are to be assumed.

F.     The Plan Administrator shall have full power and authority exercisable, either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program in the event the Optionee’s Service subsequently terminates by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those options are assumed or replaced and do not otherwise accelerate. Any options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full.

G.    The Plan Administrator shall have full power and authority exercisable, either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options under the Discretionary Option Grant Program upon (i) a Change in Control or (ii) the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control. Each option so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Optionee’s cessation of Service. In addition, the Plan Administrator may provide that one or more of the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Change in Control or Involuntary Termination shall immediately terminate, and the shares subject to those terminated repurchase rights shall accordingly vest in full.

H.    The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.   CANCELLATION AND REGRANT OF OPTIONS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Discretionary Option Grant Program and to grant in substitution new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new grant date.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.   STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

A.    Purchase Price.

1.      The purchase price per share shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2.      Subject to the provisions of Section I of Article Four, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

           (i)  cash or check made payable to the Corporation, or

          (ii)  past services rendered to the Corporation (or any Parent or Subsidiary).

B.     Vesting Provisions.

1.      Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon attainment of specified performance objectives.

2.      Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3.      The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4.      Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to the surrendered shares.

5.      The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the

Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

II.   CORPORATE TRANSACTION/CHANGE IN CONTROL

A.    All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B.     Notwithstanding Section II.A. of this Article Three, the Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event of a Corporate Transaction, whether or not those repurchase rights are to be assigned to the successor corporation (or its parent) in connection with such Corporate Transaction.

C.     The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant’s Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Corporate Transaction in which those repurchase rights are assigned to the successor corporation (or parent thereof).

D.    The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation’s repurchase rights remain outstanding under the Stock Issuance Program, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest upon (i) a Change in Control or (ii) the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control or Involuntary Termination.

III.   SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR

MISCELLANEOUS

I.   FINANCING

The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II.   TAX WITHHOLDING

A.    The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B.     The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options or unvested shares of Common Stock under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Taxes incurred by such holders in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding   The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

Stock Delivery   The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

III.   EFFECTIVE DATE AND TERM OF THE PLAN

A.    The Plan shall become effective immediately upon the Plan Effective Date. Options may be granted under the Discretionary Option Grant Program at any time on or after the Plan Effective Date.

B.     The Plan shall terminate upon the earliest of (i) July 21, 2008, or (ii) the termination of all outstanding options. Upon such plan termination, all outstanding option grants and unvested stock issuances shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

IV.   AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

V.   USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.   REGULATORY APPROVALS

A.    The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any granted option or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B.     No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VII.   NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.    Board shall mean the Corporation’s Board of Directors.

B.     Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

           (i)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept, or

         (ii)  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

C.     Code shall mean the Internal Revenue Code of 1986, as amended.

D.    Common Stock shall mean the Corporation’s common stock.

E.     Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

           (i)  a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

         (ii)  the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F.     Corporation shall mean Southwall Technologies Inc., a Delaware corporation, and its successors.

G.    Discretionary Option Grant Program shall mean the discretionary option grant program in effect under the Plan.

H.    Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I.      Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

J.      Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

           (i)  If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as such price is reported on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         (ii)  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

K.    Hostile Take-Over shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities  pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

L.     Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

           (i)  such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

         (ii)  such individual’s voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and participation in any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

M.    Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

N.    1934 Act shall mean the Securities Exchange Act of 1934, as amended.

O.    Non-Statutory Option shall mean an option not intended to satisfy  the requirements of Code Section 422.

P.     Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant Program.

Q.    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

R.    Participant shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

S.     Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

T.     Plan shall mean the Corporation’s 1998 Stock Plan for Employees and Consultants, as set forth in this document.

U.    Plan Administrator shall mean the particular entity, whether the Board or a particular committee, which is authorized to administer the Discretionary Option Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

V.    Plan Effective Date shall mean July 21, 1998, the date on which the Plan was adopted by the Board.

W.   Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

X.    Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

Y.    Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

Z.     Stock Issuance Program shall mean the stock issuance program in effect under the Plan.

AA. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

BB.  Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over.

CC.  Taxes shall mean the Federal, state and local income and employment tax liabilities incurred by the holder of Non-Statutory Options or unvested shares of Common Stock in connection with the exercise of those options or the vesting of those shares.

Appendix C

Southwall Technologies Inc.

Audit Committee Charter

Audit Committee Charter

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing:

•       the financial reports and other financial information provided by Southwall Technologies Inc. (the “Company”) to any governmental body or the public,

•       the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that Management and the Board have established, and

•       the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation’s policies, procedures and practices at all levels.

Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The primary duties and responsibilities of the Audit Committee are to:

•       select and approve the Company’s independent auditors;

•       serve as an independent and objective party to monitor the Company’s financial reporting process and internal control systems;

•       review and appraise the audit efforts of the Company’s independent auditors and internal audit department;

•       review and authorize the independent auditors’ fee;

•       provide an open avenue of communication between the independent auditors and accountants, the Senior Management and the Board.

Composition

The Audit Committee shall consist of three or more Directors as determined by the Board, each of whom shall be an independent director, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. A director will be deemed “independent” for purposes of this Charter in accordance with SEC and Nasdaq rules regarding Audit Committees and independence. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

Members of the Committee shall receive such fees, if any, for their service as members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board. Members of the Committee may not receive any compensation from the Corporation except the fees that they receive for services as a member of the Board or any committee thereof, including the Committee.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with Management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet with the independent accounts and Management quarterly to review the Corporations financials consistent with it’s specific duties as described below.

The Committee will retain written minutes of its meetings, which minutes will be filed with the minutes of the meeting of the Board.

Responsibilities and Duties

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

•       Review this Charter not less than annually and update it periodically as conditions dictate.

•       Review the Corporation ‘s annual financial statements and any reports or other financial information prior to them being submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accounts.

•       Review and approve the audit committee report in the Corporation’s annual proxy statement.

•       Review the regular internal reports to management and management’s response.

•       Review with financial management and the independent accountants each earnings release prior to its release and each Form 10-K and Form 10-Q prior to its filing, including disclosure therein about the Corporation’s systems of internal controls and the attestations or reports by the independent accountants to such disclosure.

•       Review reports submitted to the Committee by the independent auditors in accordance with applicable SEC requirements regarding critical accounting policies, alternative treatment of financial information with GAAP that has been discussed with management, or others matters that might occur.

•       Review at least annually the Corporation’s policies about risk assessment and risk management, including the Corporation’s investment policies.

Independent Accountants

•       Retain and terminate, as necessary, the Corporation’s independent accountants, considering competence, independence and effectiveness and approve the audit and other, permitted non-audit fees and other compensation to be paid to the independent accountants (provided that the Committee may delegate to one or more members of the Committee the authority to pre-approve audit and permissible non-audit services, so long as the pre-approve decision is presented to the full Committee at its scheduled meeting).

•       On an annual basis, the Committee should review and discuss (a) the competence of the key partners and managers of the independent accountants, (b) the quality control procedures the independent accounting firm has established and a report from the accounting firm describing any material issues raised by the most recent quality control review of the accounting firm and steps taken to deal with those problems; and (c) all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

•       The Committee should review with the independent accountants the proposed audit scope and approach.

•       Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

•       Periodically consult with the independent accountants out of the presence of management about the Corporation’s internal controls and the fullness and accuracy of the Corporation’s financial reporting processes, both internal and external.

Financial Reporting Processes

•       In consultation with the independent accountants and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external, and internal controls.

•       Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

•       Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing team.

Process Improvement

•       Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditors regarding any significant policies and judgments made in management’s preparation of the financial statements and the view of each as to the quality and appropriateness of such policies and judgments.

•       Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing team any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

•       Review any significant disagreement among management and the independent accountants or the internal auditing team in connection with, among other things, the preparation of the financial statements.

•       Review with the independent accountants, the internal auditing team and management methods used to account for significant and unusual transactions and significant accounting policies in controversial or emerging areas for which there is lack of authoritative guidance or consensus.

•       Review with the independent accountants, the internal auditing team and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

•       Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

•       Review management’s monitoring of the Corporation’s compliance with the Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to any governmental organization or the public satisfy legal requirements.

•       Review, with the Corporation’s counsel, legal compliance matters including corporate securities trading policies.

•       Review, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation ‘s financial statements.

•       Review and approve, if appropriate, all transactions involving the Corporation and a Related Party. As used herein, “Related Parties” shall include the Corporation’s employees, officers, directors, and stockholders who own 5% or more of the Corporation’s stock or persons who are or have been partners or managers of the Corporation’s independent accountants in the prior three fiscal years or the current fiscal year.

•       Establish and update from time to time procedures for receiving, retaining and treating complaints received by the Corporation regarding internal accounting controls or auditing matters and procedures for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters.

Appendix D

Southwall Technologies Inc.

Compensation Committee Charter

Purpose.

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of the Company to discharge the Board’s responsibility relating to compensation of the Company’s executive officers.

Committee Membership.

The Committee will be composed of at least three directors, all of whom satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market. All Committee members shall also be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” as defined Section 162(m) of the Internal Revenue Code. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Board shall designate a chairperson and a secretary of the Committee. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate provided the subcommittees are composed entirely of independent directors.

Meetings.

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

Committee Authority and Responsibilities.

The Committee will have the resources and authority to discharge its duties and responsibilities, including the authority, to the extent it deems necessary and appropriate, to retain a compensation consultant to assist in the evaluation of director, Chief Executive Officer (“CEO”) or executive officer compensation, which may include, without limitation, annual salaries, bonuses, stock options and other equity-based compensation and other direct and indirect benefits. The Committee shall have sole authority to retain and terminate any such consulting firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consulting firm or other advisors employed by the Committee. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take necessary steps to preserve the privileged nature of those communications.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee will annually evaluate the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, will:

•       Determine or recommend to the Board for determination CEO compensation;

•       Determine or recommend to the Board for determination non-CEO executive officer compensation; and

D-1

•       Produce an annual report on executive compensation for inclusion in the Company proxy statement in connection with its annual stockholders’ meeting.

The Committee may, but need not, invite the CEO to be present at the meeting deliberations on the subject of non-CEO executive officer compensation (but may not vote). The CEO may not be present during any deliberations relating to CEO compensation.

Procedural Matters.

One-third of the members of the Committee, but not fewer than two, will constitute a quorum at each meeting of the Committee. A majority of members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet at such times as shall be determined by its chairperson, or upon the request of any two of its members. The chairperson will preside, when present, at all of the meetings. The Committee will keep a record of all its meetings and report them to the Board. The Committee may meet by telephone or video conference and may take action by written consent.

D-2

Appendix E

Southwall Technologies Inc.

Nominating and Corporate Governance Committee Charter

Purpose.

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of the Company to: (i) identify individuals qualified to become Board members; (ii) recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders; (iii) develop and recommend to the Board a set of corporate governance principles; and (iv) oversee the evaluation of the Board.

Committee Membership.

The Committee will be composed of at least three directors, all of whom satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market. The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Board shall designate the chairperson of the Committee. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate provided the subcommittees are composed entirely of independent directors.

Meetings.

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. Minutes will be taken of each meeting by the Chairman or delegate.

Committee Authority and Responsibilities.

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee will have the sole authority to retain and terminate any search firm to be used to identify director candidates and will have the sole authority to approve the search firm’s fees and other retention terms. The Committee will also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take necessary steps to preserve the privileged nature of those communications.

The principal responsibilities and functions of the Nominating Committee are as follows:

•       Annually evaluate and report to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s stockholders;

•       Annually present to the Board a list of individuals recommended for nomination for election to the Board at the annual meeting of stockholders;

•       Approve all individuals that the Board wishes to submit as nominees for election to the Board at the annual meeting of stockholders;

•       Before recommending or approving an incumbent, replacement or additional director, review his or her qualifications, including, at a minimum, the factors listed on Exhibit A hereto;

•       Assist in identifying, interviewing and recruiting director nominees  in a manner consistent with the process attached hereto as Exhibit B;

•       Annually review the composition of each committee and present recommendations for committee membership to the Board as needed;

•       Periodically review the compensation paid to non-employee directors for annual retainers (including Board and committee chairpersons) and meeting fees, if any, and make recommendations to the Board for any adjustments; no member of the Committee will act to fix his or her own compensation except for uniform compensation to directors for their services as such;

•       Regularly review and make recommendations about changes to this charter;

•       Regularly review and make recommendations about changes to the other charters of other Board committees after consultation with the respective committee chairpersons; and

•       Develop and recommend to the Board a set of corporate governance guidelines.

Procedural Matters.

One-third of the members of the Committee, but not fewer than two, will constitute a quorum at each meeting of the Committee. A majority of members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will meet at such times as shall be determined by its chairperson, or upon the request of any two of its members. The chairperson will preside, when present, at all of the meetings. The Committee will keep a record of all its meetings and report them to the Board. The Committee may meet by telephone or video conference and may take action by written consent.

Exhibit A

SOUTHWALL TECHNOLOGIES INC.

Criteria for Nomination to the Board of Directors

The Nominating and Corporate Governance Committee (the “Committee”) will consider, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of incumbent directors:

1.                The candidate’s demonstrated character and integrity.

2.                The candidate’s relevant expertise and experience, including leadership qualities and experience, high-level managerial experience in a relatively complex organization or experience dealing with complex problems.

3.                The candidate’s ability to provide advice and practical guidance based on his or her experience and expertise.

4.                Whether the candidate meets the criteria for independence as established by the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market. The Board must consist of at least a majority of independent directors.

5.                Whether the candidate would be considered an “audit committee financial expert” or “financially literate” according to the criteria established by the Securities and Exchange Commission and the listing standards of The Nasdaq National Market.

6.                The candidate’s ability to exercise sound and independent business judgment and commitment to shareholder value.

7.                The candidate’s ability to devote sufficient time to Board activities and towards the fulfillment of his or her responsibilities to the Company. A candidate’s service on other boards of public companies must not interfere with his or her ability to effectively serve on the Board.

8.                Whether the candidate assists in achieving a mix of Board members that represents a diversity of background and professional experience, including with respect to ethnic background, age and gender.

The Committee does not assign specific weights to, and a potential or incumbent director will not necessarily satisfy all of, the foregoing criteria.

For an employee to be considered for Board membership, he or she must have senior management responsibility for broad areas of the Company’s operating or functional groups.

Exhibit B

SOUTHWALL TECHNOLOGIES INC.

Board of Directors Nomination Process

I.   New Board Candidates

In the event that the Chairman, the Nominating and Corporate Governance Committee (the “Committee”), or other member of the Board of Directors identifies a need to add a new Board member or to fill a vacancy on the Board, the Committee will identify and evaluate prospective candidates, and recommend to the Board its candidate(s) for Board membership. After seeking input from other Board members, the Chair of the Committee will compile a list of potential candidates. If the Committee deems appropriate, it may also engage a professional search firm.

Members of the Committee shall interview the prospective candidate(s). The Committee shall consider the candidate with respect to the Criteria for Nomination to the Board and discuss the candidate’s qualifications. The Committee shall approve and recommend to the Board of Directors the final candidate(s) for Board membership. If approved by the Board of Directors, a member of the Committee, acting on behalf of the full Board of Directors, will typically extend the formal invitation to the candidate to become a Director.

II.   Incumbent Directors

For each incumbent director, the Committee will review the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, and quality of performance during his or her term. The Committee will also consider the director’s compliance with the Criteria for Nomination to the Board. Finally, the Committee will consider the overall composition and size of the Board of Directors. Based on these and other appropriate considerations, the Committee will determine whether to recommend to the Board of Directors that the incumbent director be nominated for re-election.

III.   Shareholder Nominations of Directors

The Committee will consider director candidates recommended by shareholders. Shareholder recommendations should be sent to the Chairman of the Committee, c/o the Company. Shareholder nominations should be accompanied by appropriate biographical background information about the candidate to permit the Committee to make an informed evaluation of the candidate’s qualifications. The Committee does not intend to alter the manner in which it evaluates candidates or the Criteria for Nomination to the Board, based on whether or not the candidate was recommended by a shareholder.

SWT-PS-04

DETACH HERE	ZSWTC2

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SOUTHWALL TECHNOLOGIES INC.

Annual Meeting of Stockholders
____ __, 2004

The undersigned hereby appoints Thomas G. Hood and Maury Austin, and each of them, as attorneys and proxies of the undersigned, with power of substitution, to vote all of the shares of stock of Southwall Technologies Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices at 3975 East Bayshore Road, Palo Alto, California on ____ __, 2004 at 9:00 a.m. PST, and at all continuations, and adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with the discretionary authority as to all other matters that may properly come before the meeting.

Receipt is hereby acknowledged of the Notice of Annual Meeting of Stockholders and Proxy Statement dated _______, 2004 (the “Proxy Statement”).

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AS MORE SPECIFICALLY SET FORTH IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

SOUTHWALL TECHNOLOGIES INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZSWTC1

☒	Please mark votes as in this example.	#SWT

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR DIRECTORS LISTED BELOW AND “FOR” PROPOSALS 2, 3 AND 4.

1.                 Election of Directors to hold office until the 2005 Annual Meeting of Stockholders and until their successors are elected.

Nominees: (01) William A. Berry, (02) Jami K. Nachtsheim, (03) Joseph B. Reagan, (04) Walter C. Sedgwick, (05) Thomas G. Hood and (06) George Boyadjieff

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominee(s) except as written above

2.

To approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock from 20,000,000 to 50,000,000, and the total number of authorized shares of capital stock from 25,000,000 to 55,000,000.

		FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	To approve an amendment to our 1997 Stock Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To approve our 1998 Stock Plan for Employees and Consultants, as amended.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. If signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: